Exhibit 10.7

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***], HAS BEEN OMITTED BECAUSE CG ONCOLOGY, INC. HAS DETERMINED THE INFORMATION (I) IS NOT MATERIAL AND (II) WOULD LIKELY CAUSE COMPETITIVE HARM TO CG ONCOLOGY, INC. IF PUBLICLY DISCLOSED.

LICENSE AND COLLABORATION AGREEMENT

BETWEEN

CG ONCOLOGY, INC.

AND

KISSEI PHARMACEUTICAL CO., LTD.

i

1.43	“IND”	7
1.44	“Indication”	7
1.45	“Initial Indication”	7
1.46	“Inventor”	8
1.47	“Joint Collaboration IP”	8
1.48	“Joint Collaboration Know-How”	8
1.49	“Joint Collaboration Patents”	8
1.50	“Kissei Collaboration IP”	8
1.51	“Kissei Collaboration Know-How”	8
1.52	“Kissei Collaboration Patents”	8
1.53	“Kissei IP”	8
1.54	“Kissei Know-How”	8
1.55	“Kissei Patents”	8
1.56	“Know-How”	9
1.57	“Lepu Territory”	9
1.58	“Licensed Intellectual Property”	9
1.59	“Marketing Approval”	9
1.60	“Marketing Approval Application”	9
1.61	“MHLW”	9
1.62	“Net Sales”	9
1.63	“Other Indication”	10
1.64	“P3 Trial”	10
1.65	“Patent(s)”	10
1.66	“Peer Pharmaceutical Company”	10
1.67	“Person”	10
1.68	“Pharmacology Study(s)”	10
1.69	“Phase I Clinical Trial”	10
1.70	“Phase II Clinical Trial”	11
1.71	“Phase III Clinical Trial”	11
1.72	“PHSA”	11
1.73	“PMDA”	11
1.74	“Pre-Approved Subcontractor”	11
1.75	“Product”	11
1.76	“Prosecution and Maintenance” or “Prosecute and Maintain”	11
1.77	“Public Official or Entity”	11
1.78	“Regulatory Authority”	12
1.79	“Regulatory Materials”	12
1.80	“Residuals”	12
1.81	“Series D Preferred Stock”	12
1.82	“Territory”	12
1.83	“Third Party”	12
1.84	“US”	12
1.85	“Valid Claim”	12
1.86	“VAT”	12

ARTICLE 2 DEVELOPMENT PROGRAM		15
2.1	General	15

2.2	Certain Activities	15
2.3	Subcontractors	15
2.4	Development Term	16
2.5	Reports; Records; and Inspections	17
2.6	Development Efforts	17
2.7	Development Costs	17
2.8	Cooperation	18
2.9	Dispatch	18

ARTICLE 3 GOVERNANCE		18
3.1	Joint Development Committee	18
3.2	Joint Patent Working Group	19
3.3	Joint Manufacturing Working Group	20
3.4	Working Groups; Other Committees	20
3.5	Meetings	20
3.6	JDC Decision-Making	21
3.7	Limits on Authority; Dissolution	23
3.8	Alliance Managers	23
3.9	Change of Control	23

ARTICLE 4 LICENSES AND RIGHTS		24
4.1	License Grants to Kissei	24
4.2	License Grants to CG	25
4.3	Exclusivity	26
4.4	No Other Rights, Retained Rights	27
4.5	Interpretation	27

ARTICLE 5 MANUFACTURING AND SUPPLY; REGULATORY MATTERS; DELIVERABLES		27
5.1	Manufacturing and Supply	27
5.2	Regulatory Matters	28
5.3	Deliverables	31

ARTICLE 6 DILIGENCE		32
6.1	Development and Commercialization of Products	32
6.2	Progress Reports	32

ARTICLE 7 FINANCIAL TERMS		32
7.1	Initial License Fees	32
7.2	Equity Investment	33
7.3	Development and Commercial Milestone Payments	33
7.4	Royalty Payments for Products by Kissei	34
7.5	Royalty Payments for Products by CG	36

ARTICLE 8 PAYMENT TERMS; REPORTS; AUDITS		39
8.1	Timing of Royalty Payment	39
8.2	Royalty Report	39

8.3	Mode of Payment	39
8.4	Currency of Payments	39
8.5	Blocked Currency	39
8.6	Late Payment	40
8.7	Taxes	40
8.8	Records; Inspection	40
8.9	Acknowledgement	41

ARTICLE 9 INTELLECTUAL PROPERTY; OWNERSHIP		42
9.1	CG	42
9.2	Kissei	42
9.3	Inventorship; CREATE Act	42
9.4	Ownership; Collaboration IP; Rights of Joint Owners	42
9.5	Rights of Joint Owners	43
9.6	Patent Filing, Prosecution, Maintenance and Strategy	43
9.7	Enforcement and Defense	45
9.8	Third Party Infringement Claims	48
9.9	Patent Extensions	49
9.10	Patent Listings	50
9.11	Common Interest	50
9.12	Trademarks	50
9.13	Third Party Technologies	51

ARTICLE 10 CONFIDENTIALITY		51
10.1	Non-use and Non-disclosure of Confidential Information	51
10.2	Exclusions Regarding Confidential Information	51
10.3	Authorized Uses and Disclosures of Confidential Information	52
10.4	Terms of this Agreement	53
10.5	Prior Agreements	53
10.6	No License	53

ARTICLE 11 PUBLICITY; PUBLICATIONS; USE OF NAME		53
11.1	Initial Press Release	53
11.2	Releases	54
11.3	No Right to Use Names	56

ARTICLE 12 REPRESENTATIONS AND WARRANTIES; DISCLAIMERS		56
12.1	Mutual Representations and Warranties	56
12.2	Compliance	57
12.3	CG Covenants and Additional Representations and Warranties	58
12.4	Disclaimers	59

ARTICLE 13 INDEMNIFICATION		59
13.1	Indemnification	59
13.2	Procedure	60
13.3	Insurance	61
13.4	Limitation of Damages	61

ARTICLE 14 TERM; TERMINATION		62
14.1	Term	62
14.2	Termination by Either Party for Material Breach	62
14.3	Termination by Either Party for Insolvency or Bankruptcy	62
14.4	Termination for Patent Challenge	63
14.5	Termination at Will	63
14.6	Termination for Catastrophic Breach	63
14.7	Effects of Termination	64

ARTICLE 15 DISPUTE RESOLUTION		66
15.1	Disputes	66
15.2	Arbitration	67
15.3	Subject Matter Exclusions	68
15.4	Continued Performance	68

ARTICLE 16 MISCELLANEOUS		68
16.1	Applicable Law	68
16.2	Notices	68
16.3	Assignment	69
16.4	Independent Contractors	69
16.5	Integration	69
16.6	Amendment; Waiver	70
16.7	Further Assurance	70
16.8	Severability	70
16.9	No Third Party Rights	70
16.10	Construction	70
16.11	Original Text	70
16.12	Interpretation	70
16.13	Counterparts	71

Schedules

Schedule 1.13	–	CG Patents
Schedule 1.35	–	Encumbrance Exceptions
Schedule 1.36	–	Existing In-License
Schedule 1.74	–	Pre-Approved Subcontractor
Schedule 2.1	–	Initial Development Plan
Schedule 7.4.3(c)	–	Royalty Floor
Schedule 12.3(g)	–	Schedule of Exceptions

v

LICENSE AND COLLABORATION AGREEMENT

THIS LICENSE AND COLLABORATION AGREEMENT (“Agreement”) is made and entered into, as of March 26, 2020 (“Effective Date”), by and between Kissei Pharmaceutical Co., Ltd., a corporation duly organized and existing under the laws of Japan and having its registered office at 19-48, Yoshino, Matsumoto, Nagano Prefecture, Japan (“Kissei”) and CG Oncology, Inc. (formerly known as Cold Genesys, Inc.), a company organized and existing under the laws of the state of Delaware, United States, located at 400 Spectrum Center Drive, Suite #2040 Irvine, CA 92618 (“CG”). Kissei and CG are each referred to individually as a “Party” and together as the “Parties.”

BACKGROUND

WHEREAS, CG owns or controls the CG Patents and CG Know-How (each as defined below) relating to the Products (each as defined below);

WHEREAS, Kissei wishes to obtain, and CG wishes to grant, rights to the Products in the Field in the Territory (each as defined below);

WHEREAS, Kissei will have the right, among other things, to develop and commercialize Products in the Territory in the Field, subject to paying CG the royalty and milestone payments set out herein, all as set forth in more detail in the Agreement below; and

WHEREAS, contemporaneously with the execution of this Agreement, the Parties have executed a separate Series D Preferred Stock Purchase Agreement of even date herewith (“Stock Purchase Agreement”) pursuant to which Kissei shall purchase share of Series D Preferred Stock of CG.

NOW THEREFORE, in consideration of the mutual covenants and agreements herein contained below, the Parties agree as follows:

ARTICLE 1

DEFINITIONS

Capitalized terms used in this Agreement, whether used in the singular or plural, shall have the meanings set forth below, unless otherwise specifically indicated herein.

1.1 “Accounting Standard” means either (a) International Financial Reporting Standards (“IFRS”), (b) United States generally accepted accounting principles or (c) Japan generally accepted accounting principles, in each case, which standards or principles (as applicable) are currently used at the applicable time, and as consistently applied.

1.2 “Affiliate” means, with respect to a Person, any Person that, directly or indirectly (through one or more intermediaries) controls, is controlled by, or is under common control with such first Person. For purposes of this definition only, “control” means: (a) the direct or indirect ownership of more than fifty percent (50%) of the voting stock or other voting interests or interest in the profits of the Party; or (b) the ability to otherwise control or direct the decisions of the board of directors or equivalent governing body thereof.

1.3 “Anti-Corruption Laws” means the United States Foreign Corrupt Practices Act, the United Kingdom Bribery Act and any other applicable anti-corruption or anti-bribery laws, in each case as amended.

1.4 “Applicable Law” means any and all laws, ordinances, orders, rules, rulings, directives and regulations of any kind whatsoever of any Regulatory Authority or other governmental authority within the applicable jurisdiction applicable to a Party’s activities under this Agreement.

1.5 “Biosimilar” means, with respect to a Product, any drug or biological product that is subject to review under an abbreviated approval pathway as a biosimilar, follow-on biologic or generic biological product, as those terms are commonly understood under the U.S. Federal Food, Drug and Cosmetics Act (as amended from time to time) or the PHSA and related rules and regulations, or the corresponding or similar laws, rules and regulations of any other jurisdiction, including, without limitation, those promulgated by the MHLW and PMDA in Japan, which drug or biological product is sold by a Third Party that is not a sublicensee of Kissei (or any of its Affiliates) and that has not otherwise been authorized, directly or indirectly, by Kissei (or any of its Affiliates) to market and sell such product.

1.6 “Biosimilar Application” means an application submitted to the FDA under subsection (k) of Section 351 of the PHSA, or any analogous application submitted to a Regulatory Authority in the United States or in another country in the world, including, without limitation, the MHLW and PMDA in Japan.

1.7 “Business Day” means any day that is not a Saturday, Sunday or other days on which commercial banks in New York and/or Japan are authorized or required to be closed.

1.8 “CG Collaboration IP” means CG Collaboration Know-How and CG Collaboration Patents.

1.9 “CG Collaboration Know-How” means Collaboration Know-How that is generated, discovered or obtained during the Term of this Agreement by or on behalf of CG and its Affiliates as of the Effective Date, without the inventive contribution of any employee, consultant or agent of Kissei.

1.10 “CG Collaboration Patents” means Patents claiming CG Collaboration Know-How. CG Collaboration Patents exclude Joint Collaboration Patents.

1.11 “CG IP” means the CG Know-How, the CG Patents and the CG Trademarks.

1.12 “CG Know-How” means all Know-How Controlled by CG or any of its Affiliates as of the Effective Date or during the Term of this Agreement. For clarity, CG Know-How (a) includes CG Collaboration Know-How and (b) excludes Joint Collaboration Know-How.

1.13 “CG Patents” means all Patents Controlled by CG or any of its Affiliates as of the Effective Date or during the Term of this Agreement, including Patents claiming CG Collaboration Know-How. CG Patents exclude Joint Collaboration Patents. The CG Patents existing as of the Effective Date are identified on Schedule 1.13.

1.14 “CG Territory” means all territories other than (i) the Territory, and (ii) the Lepu Territory.

1.15 “CG Territory Activities” means certain material activities conducted by or on behalf of CG in the CG Territory for the CG Territory including Clinical Trials, CMC activities, and pre-clinical and non-clinical studies, in each case that are agreed to be included in the Initial development Plan by the Parties prior to formation of the JDC and by the JDC thereafter. The material activities which are required or reasonably necessary to develop and commercialize Products in the Territory will be included in the CG Territory Activities by the JDC.

1.16 “CG Trademark” means any and all trademark or service mark rights that are Controlled by CG or any of its Affiliates as of the Effective Date or during the Term. CG Trademark includes trademarks that are specific to the Product but excludes (i) CG’s and its Affiliates’ corporate names and logos, together with any derivative marks of any such name or logo, and (ii) any trademarks used by CG where such trademarks are specific to CG products for indications other than Indications selected by the JDC under this Agreement.

1.17 “Change of Control” means any of the following events: (a) any Third Party (or group of Third Parties acting in concert) becomes the beneficial owner, directly or indirectly, of more than fifty percent (50%) of the total voting power of the equity securities then outstanding of a Party normally entitled to vote in elections of directors; (b) a Party consolidates with or merges into another corporation or entity, or any corporation or entity consolidates with or merges into a Party, in either event pursuant to a transaction in which more than fifty percent (50%) of the total voting power of the equity securities outstanding of the surviving entity normally entitled to vote in elections of directors is not held by the Persons holding at least fifty percent (50%) of the outstanding shares of a Party preceding such consolidation or merger; or (c) a Party conveys, transfers or sells all or substantially all of its assets to any Third Party, except in each case (a) – (c), (i) in connection with the issuance of equity securities for financing purposes that does not result in a non-financial investor (e.g., a pharmaceutical company or biotechnology company) becoming (as a result of such issuance of equity securities) the beneficial owner, directly or indirectly, of more than fifty percent (50%) of the total voting power of the equity securities then outstanding of a Party normally entitled to vote in election of directors, or (ii) to change the domicile of a Party.

1.18 “Clinical Trial” means a Phase I Clinical Trial, Phase II Clinical Trial or Phase III Clinical Trial, or any post-approval or other human clinical trial, as applicable.

1.19 “CMC” or “Chemistry Manufacturing and Controls” means the chemistry, manufacturing and controls (or their biologic equivalents) of the Product, as specified by the FDA, or other applicable Regulatory Authorities.

1.20 “CMO” or “Contract Manufacturing Organization” means a Third Party with which a Party has contracted to conduct manufacturing (including process development and scale-up) of one or more Products, Collaboration Compound and DDM on behalf of such Party, other than a bona fide collaborator of such Party (e.g., a Third Party with whom such Party can jointly develop any other product).

1.21 “Collaboration Compound” means CG0070 recombinant oncolytic adenovirus, which contains an oncolytic-specific E2F transcription factor promoter and a granulocyte-macrophage colony stimulating factor (GM-CSF) transgene.

1.22 “Collaboration IP” means the Collaboration Know-How and the Collaboration Patents.

1.23 “Collaboration Know-How” means Know-How that is generated, discovered or obtained by or on behalf of a Party or its Affiliates, or jointly by or on behalf of both Parties or their respective Affiliates in the conduct of activities, under the Development Program.

1.24 “Collaboration Patents” means Patents claiming Collaboration Know-How.

1.25 “Commercially Reasonable Efforts” shall mean that level of efforts and resources consistent with the usual practice followed by Kissei or a Peer Pharmaceutical Company or CG or a similarly sized and situated biopharmaceutical company in the exercise of reasonable business discretion relating to other pharmaceutical products owned by it or to which it has exclusive rights, which is of similar market potential and at a similar stage in development or product life, taking into account issues of patent coverage, safety and efficacy, product profile, the competitiveness of the marketplace, the proprietary position of the compound or product, the regulatory structure involved, the profitability of the products (including, without limitation, pricing and reimbursement status achieved), and other relevant factors, including without limitation technical, legal, scientific, and/or medical factors.

1.26 “Companion Diagnostic” means any product or service, the development of which is initiated or continued as part of the conduct of activities under the Development Program, that:

(a) identified a person having a disease or condition, or a molecular genotype or phenotype that predisposes a person to such disease or condition, for which a Product could be used to treat and/or prevent such disease or condition;

(b) defines the prognosis or monitors the progress of a disease or condition in a person for which a Product could be used to treat and/or prevent such disease or condition;

(c) is used to select a therapeutic or prophylactic regimen, wherein at least one (1) potential therapeutic or prophylactic regimen involves a Product, and where the selected regimen is determined, based on the use of such product or service, to likely be effective and/or to be safe for a person; and/or

(d) is used to confirm a Product’s biological activity and/or to optimize dosing or the scheduled administration of a Product.

1.27 “Competing Product” means any product comprising an adenovirus-backbone oncolytic virus with the E2F promoter and GM-CSF transgene other than the Collaboration Compound and a Product developed, manufactured or commercialized under this Agreement.

1.28 “Compulsory Competing Product” means a Competing Product sold under a license (or sublicense) granted (other than by Kissei or any of its Affiliates or sublicensees) to a Third Party through (or, to implement) the order, decree or grant of a governmental authority having competent jurisdiction.

1.29 “Compulsory Sublicense” means a sublicense granted to a Third Party through (or, to implement) the order, decree or grant of a governmental authority having competent jurisdiction, authorizing such Third Party to manufacture, use, sale, offer for sale, import or export a Product in any country in the Territory or in the CG Territory with a royalty rate lower than the applicable royalty rates provided in Section 7.4 (Royalty Payments for Products by Kissei) and Section 7.5 (Royalty Payments for Products by CG).

1.30 “Confidential Information” means proprietary Know-How (of whatever kind and in whatever form or medium, including copies thereof), tangible materials or other deliverables (a) disclosed by or on behalf of a Party in connection with this Agreement, whether prior to or during the Term and whether disclosed orally, electronically, by observation or in writing, or (b) created by, or on behalf of, either Party and provided to the other Party or its Affiliate, or created jointly by the Parties or their Affiliates, in the course of this Agreement. For the avoidance of doubt, “Confidential Information” of a Party includes (i) Know-How regarding such Party’s research, development plans, clinical trial designs, preclinical and clinical data, technology, products, business information or objectives and other information of the type that is customarily considered to be confidential information by entities engaged in activities that are substantially similar to the activities being engaged in by the Parties pursuant to this Agreement and (ii) any tangible materials or other deliverables provided by one Party to the other Party pursuant to Article 5 (Manufacturing and Supply; Regulatory Matters; Deliverables). Notwithstanding the foregoing, subject to the terms of Section 9.5 (Rights of Joint Owners), the Joint Collaboration IP shall be the Confidential Information of both CG and Kissei, and both CG and Kissei shall be deemed to be the disclosing Party with respect thereto. For clarity, (a) the Kissei IP shall be the Confidential Information of Kissei, and Kissei shall be deemed to be the disclosing Party with respect thereto, and (b) the CG IP shall be the Confidential Information of CG, and CG shall be deemed to be the disclosing Party with respect thereto.

1.31 “Control” or “Controlled by” means, when used in reference to intellectual property rights, other intangible property or materials, the rightful possession by a Party of the contractual, legal or regulatory right or ability, as of the Effective Date or during the Term, to grant access, title, a license, sublicense or other right to exploit such right, property or material without violating the terms of any agreement with any Third Party, court order or other legal obligation.

1.32 “Covers” (including variations such as “Covered”, “Covering” and the like) means, with respect to a particular Patent in a particular country and in reference to a particular compound or product (whether alone or in combination with one or more other ingredients) that the manufacture, use, sale, offer for sale or importation of such compound or product in a country would infringe (including direct infringement, contributory infringement or any inducement to infringe) a Valid Claim of such Patent in that country.

1.33 “CRO” or “Contract Research Organization” means a Third Party with which a Party has contracted to conduct, organize, monitor, and/or oversee Clinical Trials of one or more Products on behalf of such Party, other than a bona fide collaborator of such Party (e.g., a Third Party with whom such Party can jointly develop any other product).

1.34 “Development Program” means the development activities conducted by the Parties pursuant to Article 2 (Development Program) and one or more Development Plan(s) solely in and for the Territory. For the avoidance of doubt the Development Program excludes those activities conducted in the Lepu Territory and the CG Territory, except with respect to (i) P3 Trial activities in the Territory and in the CG Territory and (ii) information exchange with respect to CG Territory Activities, in both cases of (i) and (ii) above, solely to the extent included in the Initial Development Plan by the Parties prior to formation of the JDC and by the JDC thereafter.

1.35 “Encumbrance” means any claim, charge, equitable interest, hypothecation, lien, mortgage, pledge, option, license, lease, assignment, power of sale, retention of title, right of pre-emption, right of first refusal, security interest or any other encumbrance of any kind, other than (a) the terms and conditions of the Development and License Agreement between CG, Inc. and Lepu Biotech Co., Ltd. or (b) as identified on Schedule 1.35.

1.36 “Existing In-License” means, individually, each of the license agreements listed on Schedule 1.36 between CG and the Third Party(ies) identified on such Schedule in effect as of the Effective Date.

1.37 “Export Control Laws” means all Applicable Laws relating to (a) sanctions and embargoes imposed by the Office of Foreign Assets Control of the U.S. Department of Treasury or (b) the export or re-export of commodities, technologies, or services, including the Export Administration Act of 1979, 24 U.S.C. §§ 2401-2420, the International Emergency Economic Powers Act, 50 U.S.C. §§ 1701-1706, the Trading with the Enemy Act, 50 U.S.C. §§ 1 et. seq., the Arms Export Control Act, 22 U.S.C. §§ 2778 and 2779, and the International Boycott Provisions of Section 999 of the U.S. Internal Revenue Code of 1986, in each case, as amended.

1.38 “FDA” means the United States Food and Drug Administration, or any successor entity thereto performing similar functions.

1.39 “Field” means all uses for an oncology Indication.

1.40 “First Commercial Sale” means, with respect to a particular Product in a given country, the first bona fide commercial sale to a Third Party of such Product following Marketing Approval in such country by or under authority of a Party or any of its Affiliates (or any of its or their sublicensees hereunder). For clarity, sales or other dispositions under Compulsory Sublicenses, for Clinical Trial or other scientific testing purposes, as free samples, under named patient use, patient assistance, charitable purposes, early access or compassionate use programs, or similar uses, programs, or studies, shall not constitute a First Commercial Sale.

1.41 “FTE” means the equivalent of the work of one employee full time for a twelve (12) month period of work directly related to the Development Program, including experimental laboratory work, recording and writing up results, reviewing literature and references, holding scientific discussions, managing and leading scientific staff, carrying out management duties related to the Development Program, writing up results for publications or presentation and attending or presenting appropriate education programs, seminars and symposia.

1.42 “GMP” means, applicable good manufacturing practices in effect in the United States, respectively, during the Term and, with respect to any other jurisdiction, manufacturing practices equivalent to good manufacturing practices then in effect in the United States.

1.43 “IND” means an investigational new drug application filed with the FDA pursuant to 21 CFR Part 312 before the commencement of clinical trials of a product, or any comparable filing with any relevant regulatory authority in any other jurisdiction including under MHLW and PMDA regulations in Japan.

1.44 “Indication” means the intended use of a Product for therapeutic treatment of a distinct disease or medical condition, regardless of the size of the patient class, for which any Marketing Approval is being sought and which will be referenced in detail on such Product labeling. All variants, including histological variants, of a single disease or medical condition (whether classified by severity or otherwise), regardless of the patient population, shall be treated as the distinct Indications, provided there are distinct labels in the Marketing Approval Application approved by the applicable Regulatory Authority. By way of example, but not limitation, (i) the treatment of a disease or medical condition in a particular patient population and the treatment of the same disease or medical condition in another population (e.g., adult population and pediatric population) shall be treated as a distinct Indication if more than one label is approved by the applicable Regulatory Authority, (ii) label extensions (including front line, second line, third line, metastatic, adjuvant, etc.) shall be treated as distinct additional Indications if a label is extended by the applicable Regulatory Authority (e.g., an MAA approval for BCG-unresponsive patients is a distinct indication from a label extension adding front line BCG naïve patients), and (iii) combination therapy or combination Products containing more than one active moiety (other than the Collaboration Compound plus DDM) that contain different labels (for example, additional patient subtypes) than monotherapy shall be treated as distinct indications. For clarity, and subject to the foregoing, (a) label expansions shall not be deemed to be separate Indications (e.g., an MAA approval for BCG unresponsive CIS patients is not a separate indication from a label expansion to add BCG unresponsive Ta/T1 patients); (b) dosing changes shall not be deemed to be separate Indications; and (c) Indication includes the intended evaluation of a Collaboration Compound or a Product for therapeutic treatment of a distinct disease or medical condition in the relevant preclinical study or Clinical Trial.

1.45 “Initial Indication” means bacillus Calmette-Guerin (BCG) unresponsive urothelial carcinoma in situ (CIS) subtype of non-muscle-invasive bladder cancer (NMIBC), or any replacement initial Indication identified by the JDC, including in response to input by the applicable Regulatory Authority.

1.46 “Inventor” means an individual that discovered or made, in whole or in part, Know-How or subject matter disclosed in a Patent and that such individual’s contribution to such Know-How or subject matter meets the legal standard of inventorship in accordance with United States patent laws for determining inventorship, irrespective of the jurisdiction where such Know-How or subject matter was conceived or made.

1.47 “Joint Collaboration IP” means the Joint Collaboration Know-How and the Joint Collaboration Patents.

1.48 “Joint Collaboration Know-How” means Collaboration Know-How (a) generated, discovered or obtained by (i) at least one employee, consultant or agent of Kissei or its Affiliates, and (ii) at least one employee, consultant or agent of CG or its Affiliates and (b) without use of any Kissei IP that is not Kissei Collaboration IP (other than incidental use of such Kissei IP, as determined pursuant to Section 3.2.2(c) (JPWG Responsibilities)). For clarity, Joint Collaboration Know-How includes any Know-How that is deemed Joint Collaboration Know-How pursuant to Section 3.2.2(c) (JPWG Responsibilities).

1.49 “Joint Collaboration Patents” means Patents claiming Joint Collaboration Know-How and which name (a) one employee, consultant or agent of Kissei or its Affiliates as an Inventor and (b) one employee, consultant or agent of CG or its Affiliates as an Inventor. For purposes of clarity, Patents that claim Joint Collaboration Know-How shall constitute Joint Collaboration Patents (and shall not constitute Kissei Patents even if such Patents also claim Kissei Know-How nor CG Patents even if such Patents also claim CG Know-How).

1.50 “Kissei Collaboration IP” means Kissei Collaboration Know-How and Kissei Collaboration Patents.

1.51 “Kissei Collaboration Know-How” means Collaboration Know-How that is generated, discovered or obtained by or on behalf of Kissei or its Affiliates during the Term of this Agreement, without the inventive contribution of any employee, consultant or agent of CG or its Affiliates.

1.52 “Kissei Collaboration Patents” means (a) Patents claiming Kissei Collaboration Know-How and (b) Patents claiming Know-How generated, discovered or obtained by or on behalf of Kissei or its sublicensees in the course of clinical development of a Product during the Development Program for such Product and ending on the Marketing Approval of such Product anywhere in the Territory. Kissei Collaboration Patents exclude Joint Collaboration Patents.

1.53 “Kissei IP” means the Kissei Know-How and Kissei Patents.

1.54 “Kissei Know-How” means Know-How (a) Controlled by Kissei as of the Effective Date or during the Term of this Agreement and (b)(i) the Parties agree to the use in the conduct of the Development Program pursuant to Sections 2.1 (General) or 4.2.3 (Other Kissei IP) or (ii) Kissei incorporates into or uses for the purposes of a Product hereunder. For clarity, Kissei Know-How (a) includes Kissei Collaboration Know-How and (b) excludes Joint Collaboration Know-How.

1.55 “Kissei Patents” means all Patents (a) Controlled by Kissei as of the Effective Date or during the Term of this Agreement and (b) claiming Kissei Know-How. Kissei Patents exclude Joint Collaboration Patents.

1.56 “Know-How” means all information, inventions (whether or not patentable), improvements, practices, formula, trade secrets, techniques, methods, procedures, knowledge, results, test data (including pharmacological, toxicological, pharmacokinetic and pre-clinical and clinical information and test data, related reports, structure-activity relationship data and statistical analysis), analytical and quality control data, protocols, processes, models, designs, and other information regarding discovery, development, marketing, pricing, distribution, cost, sales and manufacturing. Know-How excludes any Patents.

1.57 “Lepu Territory” means mainland China, Hong Kong and Macau.

1.58 “Licensed Intellectual Property” means CG IP and CG’s interest in the Joint Collaboration IP.

1.59 “Marketing Approval” means all approvals, licenses, registrations or authorizations of any federal, state or local regulatory agency, department, bureau or other governmental entity, necessary for the manufacturing, use, storage, import, transport and sale of Products in a country or regulatory jurisdiction. For countries where governmental approval is required for pricing or reimbursement for a Product, “Marketing Approval” shall not be deemed to occur until such pricing or reimbursement approval is obtained for such Product. For clarity, for the United States no governmental approval is required, and shall not be deemed required, for pricing or reimbursement for a Product unless and until the U.S. federal governmental approval is required for pricing or reimbursement for such Product under the federal Medicare or Medicaid program or any successor programs thereto.

1.60 “Marketing Approval Application” means BLA, sBLA, NDA, sNDA and any equivalent thereof in the United States or any other country or jurisdiction in the world including Japan pursuant to MHLW and PMDA regulations. As used herein: “BLA” means a Biologics License Application and amendments thereto filed pursuant to the requirements of the FDA, as defined in 21 C.F.R. § 600 et seq., for FDA approval of a Product and “sBLA” means a supplemental BLA; and “NDA” means a New Drug Application and amendments thereto filed pursuant to the requirements of the FDA, as defined in 21 C.F.R. § 314 et seq., for FDA approval of a Product and “sNDA” means a supplemental NDA.

1.61 “MHLW” means the Ministry of Health, Labour, and Welfare of Japan or any successor entity thereto performing similar functions.

1.62 “Net Sales” means, with respect to any Product, the gross amounts invoiced by each Party, its Affiliates or sublicensees to Third Party customers for sales or other transfers or disposition of a Product, less:

(a) [***];

(b) [***];

(c) [***];

(d) [***]; and

(e) [***].

Net Sales shall be calculated on an accrual basis in accordance with the then-currently used Accounting Standard. In no event shall Net Sales be deemed to occur in the case of transfers of samples, product development, clinical research or similar transfers.

In the event a Product is sold for a single price in combination (in the same package, including as a co-formulation, or under the same label) with one or more additional active ingredients that are not Products (each such additional active ingredient, an “Additional Active” and any such combination, a “Combination”), then Net Sales for that Product shall be calculated using the gross invoiced price for such Combination multiplied by the fraction A/(A+B), where “A” is the gross invoiced price for the Product sold separately and “B” is the gross invoiced price for the Additional Active(s) sold as a separate pharmaceutical product. In the event that an Additional Active(s) is not sold as a separate pharmaceutical product, then Net Sales for that Product shall be calculated using the gross invoiced price for the Combination multiplied by the fraction A/C, where “A” is the gross invoiced price for the Product, if sold separately, and “C” is the gross invoiced price for the Combination. In the event that no such separate sales are made, Net Sales of the Product in the Combination for royalty determination under this Agreement shall be determined by the Parties in good faith.

1.63 “Other Indication” means an Indication for a distinct disease or medical condition that is not an Initial Indication.

1.64 “P3 Trial” means that Phase III Clinical Trial of a monotherapy Product incorporating the Collaboration Compound for the Initial Indication to be conducted within the Territory and CG Territory.

1.65 “Patent(s)” means any and all patents and patent applications (including provisional and converted provisional applications) and any patents issuing therefrom or claiming priority thereto, worldwide, together with any extensions (including patent term extensions and supplementary protection certificates), renewals, reissues, reexaminations, substitutions, confirmation patents, registration patents, invention certificates, patents of addition, renewals, divisionals, continuations, and continuations-in-part of any of the foregoing.

1.66 “Peer Pharmaceutical Company” means a Person that is [***].

1.67 “Person” means any individual, corporation, company, partnership, association, joint-stock company, trust, unincorporated organization or government or political subdivision thereof.

1.68 “Pharmacology Study(s)” means pre-clinical or non-clinical in-vitro or non-human animal studies of a Collaboration Compound or a Product comprising (i) pharmacokinetics (i.e. absorption, distribution, metabolism, and excretion), (ii) toxicology, and/or (iii) pharmacodynamics studies.

1.69 “Phase I Clinical Trial” means a human clinical trial, the principal purpose of which is preliminary determination of safety of a Product in healthy individuals or patients or as otherwise described in 21 C.F.R. §312.21(a), or similar clinical study in a country other than the United States.

1.70 “Phase II Clinical Trial” means a human clinical trial, for which the primary endpoints include a determination of dose ranges and/or a preliminary determination of efficacy of a Product in patients being studied or as otherwise described in 21 C.F.R. §312.21(b), or similar clinical study in a country other than the United States.

1.71 “Phase III Clinical Trial” means a human clinical trial, the principal purpose of which is to demonstrate clinically and statistically the efficacy and safety of a Product for one or more indications in order to obtain Marketing Approval of such Product for such indication(s), or as otherwise described in 21 C.F.R. §312.21(c) or a similar clinical study in a country other than the United States. The term “Phase III Clinical Trial” also includes any human clinical trial that is intended to serve as a pivotal clinical trial for the Marketing Approval of the applicable Product, even if officially designated as a Phase II Clinical Trial.

1.72 “PHSA” means the Public Health Services Act (Title 42, U.S.C., Chapter 6A), as amended from time to time. As used herein the PHSA shall refer, more specifically, to 42 USC § 262, which governs the regulation of biological products.

1.73 “PMDA” means the Pharmaceuticals and Medical Devices Agency of Japan or any successor entity thereto performing similar functions.

1.74 “Pre-Approved Subcontractor” means a Person listed on Schedule 1.74.

1.75 “Product” means a finished dosage pharmaceutical formulation comprising the Collaboration Compound in combination with CG’s permeabilization agent N-Dodecyl-3-D-maltoside (“DDM”), which is developed, manufactured or commercialized under this Agreement including all other formulations and modes of administration thereof. For the avoidance of doubt, any combination Products containing additional active pharmaceutical moieties in addition to the Collaboration Compound plus DDM, will be considered distinct Products (e.g., monotherapy, adjuvant combination chemotherapy with two active moieties, and adjuvant combination chemotherapy with three active moieties etc. are three or more distinct Products).

1.76 “Prosecution and Maintenance” or “Prosecute and Maintain” means, with respect to a particular Patent, all activities associated with the preparation, filing, prosecution and maintenance of such Patent (and patent application(s) derived from or claiming priority to such Patent) including final decision making authority on whether to opt-in or opt-out of the European Unified Patent Court, as well as supplemental examinations, re-examinations, reissues, applications for patent term adjustments and extensions, supplementary protection certificates and the like with respect to that Patent, together with the conduct of interferences, derivation proceedings, inter partes review, post-grant review, the defense of oppositions and other similar proceedings with respect to that Patent.

1.77 “Public Official or Entity” means (a) any officer, employee (including physicians, hospital administrators, or other healthcare professionals), agent, representative, department, agency, de facto official, representative, corporate entity, instrumentality, or subdivision of any government, military, or international organization, including any ministry or department of health or any state-owned or affiliated company or hospital, or (b) any candidate for political office, any political party, or any official of a political party.

1.78 “Regulatory Authority” means any federal, national, multinational, state, provincial or local regulatory agency, department, bureau or other governmental entity with authority over the research, development, use, manufacture or commercialization (including the granting of Marketing Approval) of a Collaboration Compound, Product in any jurisdiction, including the FDA, MHLW, and PMDA.

1.79 “Regulatory Materials” means regulatory applications (including Marketing Approval Applications), submissions, notifications, communications, correspondence, registrations, Marketing Approvals or other filings made to, received from or otherwise conducted with the FDA or other relevant Regulatory Authority (including minutes of any meeting with a Regulatory Authority) that are necessary for or relate to the research, development, manufacture or commercialization (including the granting of Marketing Approval) of a Product, in each case, in the Field in the Territory.

1.80 “Residuals” means information retained in the unaided memory of an individual.

1.81 “Series D Preferred Stock” means the Series D Preferred Stock, $0.0001 per share par value, of CG.

1.82 “Territory” means Bangladesh, Bhutan, Brunei, Cambodia, India, Indonesia, Japan, South Korea, Laos, Malaysia, Myanmar, Nepal, Pakistan, Palau, Philippines, Singapore, Sri Lanka, Taiwan, Thailand and Vietnam.

1.83 “Third Party” means any entity other than CG or Kissei or an Affiliate of either.

1.84 “US” means the United States of America and its territories and possessions.

1.85 “Valid Claim” means, with respect to a particular country, an issued, unexpired claim contained in a CG Patent, CG Collaboration Patent, Kissei Collaboration Patent or Joint Collaboration Patent, in each instance that is directed to the composition of matter or method of use of or method of treatment using a Collaboration Compound in such country that has not been disclaimed, revoked, held unenforceable, unpatentable or invalid by a decision of a court or other governmental agency of competent jurisdiction, unappealable or unappealed within the time allowed for appeal, and that has not been admitted to be invalid or unenforceable through re-examination, re-issue, disclaimer or otherwise, or lost in an interference proceeding.

1.86 “VAT” means, any value added tax calculated in accordance with Applicable Law in a particular country inside or outside the Territory.

Additional Definitions. Each of the following terms has the meaning ascribed to them in the corresponding Section or Schedule of this Agreement indicated below:

Definition:	Section/Schedule:	Definition:	Section/Schedule:
Additional Active	1.62	Indemnitee	13.2
Agreement	Introduction	Indemnitor	13.2
Alliance Manager	3.8	Insolvency Proceedings	14.3
Average Net Sales per	7.4.3(c)	JDC	3.1.1
Product
Bankrupt Party	14.3(a)	JMWG	3.3
BLA	1.60	JPWG	3.3.1
Buy-Out Option	7.5.7(a)	Kissei	Introduction
Buy-Out Option Price	7.5.7(b)	Kissei Indemnitees	13.1.1
Carry-Forward Amount	7.4.3(a)(ii)	Loss or Losses	13.1.1
Catastrophic Breach	14.6	NDA	1.60
CDA	10.5	Net Sales Report	8.2
CG	Introduction	Non-Disclosing Party	11.2.5
CG Group	4.3.1	Party or Parties	Introduction
CG Indemnitees	13.1.2	Pharmacovigilance Agreement	5.2.2
		Product Royalty Term	7.4.5
CG Product Royalty Term	7.5.5	Project Co-Leader	3.1.1
Challenge	14.4	Releases	11.2
Clinical Milestone	7.3.1(a)	Requesting Party	11.2.4
Clinical Supply Agreement	5.1.1	Required Release	11.2.4
CMC Information	5.1.4	Reviewing Party	11.2.4
Combination	1.62	Rules	15.2.1

Definition:	Section/Schedule:	Definition:	Section/Schedule:
Commercial Supply Agreement	5.1.1	sBLA	1.60
Competitive Infringement	9.7.2	sNDA	1.60
CPA Firm	8.8.2	Specified Marks	9.12
CREATE Act	9.3.2
Defending Party	9.8.2	Stock Purchase Agreement	Background
Deliverables	5.3.1	Subcontractor Notice	2.3
Development Plan	2.1	Supply and Sales Fraction	7.4.3(c)
Development Term	2.4.1	Supply Payment	7.4.3(c)
Disclosing Party	11.2.5	Supply Agreement	5.1.2
Dispute	15.1	Term	14.1
Effective Date	Introduction	Third Party Claims	13.1.1
Effective Royalty Rate	7.4.3(c)	Third Party Infringement	9.7.1
Election Notice	7.5.7(b)	Third Party Infringement Claim	9.8.1
First Japan Approval Milestone	7.3.1(b)	Title 11	14.3(b)
First Non-Japan Approval Milestone	7.3.1(d)	Transacting Party	4.3.1
Initial Development Plan	2.1	Transacting Party Group	4.3.1
Indemnify	13.1.1	Valuation Firm	7.5.7(c)

ARTICLE 2

DEVELOPMENT PROGRAM

2.1 General. The Parties agree to undertake, using Commercially Reasonable Efforts, the Development Program to develop Products in the Field in accordance with one or more work plans (the “Development Plan(s)”). The Development Plan for the Initial Indication is set forth in Schedule 2.1 (the “Initial Development Plan”) and will include (i) P3 Trial activities in the Territory and (ii) information exchange with respect to CG Territory Activities. Each Development Plan, together with Schedule 2.1, may be amended by the Parties from time to time during the Development Term.

2.2 Certain Activities.

2.2.1 Each Party shall be responsible for conducting the activities assigned to it in the Development Plan. Each Party shall make available to the Development Program the number and types of dedicated FTEs reasonably needed to complete the activities described in the Development Plan.

2.2.2 Except as mutually agreed otherwise, neither Party will provide Product to support any investigator-initiated study of such Product in the Territory; provided that CG shall reasonably notify Kissei of any such studies in the CG Territory. For clarity, after the Development Term, Kissei at its sole discretion will be able to provide Product to support any investigator-initiated study of such Product in the Territory.

2.2.3 Except as set forth in Section 2.2.1 (Certain Activities) and Section 2.6.2 (Additional Efforts) or as mutually agreed through the JDC, which shall not be unreasonably delayed or withheld, Kissei may not, directly or indirectly, (a) conduct activities directed to the research or development of Collaboration Compounds or Products in the Field, including any Other Indication or (b) appoint, license or otherwise authorize or facilitate any Affiliate or Third Party, whether pursuant to such appointment, license or otherwise, to perform any of the activities set forth in the foregoing clause.

2.3 Subcontractors. Subject to the terms and conditions of this Agreement (including Section 2.2.3 (Certain Activities)), either Party may subcontract portions of its work under the Development Program to its Affiliates or Pre-Approved Subcontractors; provided, such subcontract is consistent with the terms and conditions of this Agreement. A Party may not subcontract portions of its work under the Development Program to any other Third Parties other than pursuant to the following procedure: (a) such Party shall notify the other Party (which notice may be provided via e-mail) of any proposed subcontractor and the scope of work proposed to be subcontracted (such notice, a “Subcontractor Notice”); (b) the other Party shall notify the requesting Party if it wishes to audit the proposed subcontractor or of any other reasonable concerns with respect to such proposed subcontractor, if any, within [***] of receipt of such Subcontractor Notice; (c) the requesting Party shall consider any such concerns in good faith; and (d) the matter shall be referred to the JDC for discussion. In the event a Party indicates its desire to audit a proposed subcontractor, the Parties shall cooperate with the each other and the proposed subcontractor to organize and conduct an audit subject to mutually agreeable conditions including timing, duration, subject matter and confidentiality restrictions, provided that each Party shall bear its own costs and expenses incurred in such audit. In the event a proposed subcontractor refuses to participate in an audit, the requesting Party shall not subcontract any portions of its work to the proposed subcontractor without the other Party’s express written consent. In the event the other Party does not respond to any such Subcontractor Notice within [***] period, the requesting Party may subcontract the work described in such Subcontractor Notice to the proposed subcontractor identified therein. The requesting Party shall remain responsible (at its cost) for and shall ensure that each subcontractor (including Affiliates to whom the requesting Party has subcontracted) complies with the terms and conditions of this Agreement. For clarity, the foregoing in this Section 2.3 (Subcontractors) shall not be applicable to any Third Party consultant that provides advisory services to the requesting Party, but does not undertake any of the activities in the Development Program. Notwithstanding the above, the above Subcontractor Notice process will not be applied to subcontractors for non-major activities including, by way of example, the measurement of general clinical examinations and setting up the interactive web response system (IWRS), provided, however, that information regarding such subcontractors for such non-major activities will be shared through the JDC.

2.4 Development Term.

2.4.1 The term of each Development Plan shall be determined by the JDC (the “Development Term”), except that the Development Term for the Initial Development Plan shall commence on the Effective Date and shall continue, unless extended by Kissei as set forth in this Section 2.4 (Development Term) or this Agreement is earlier terminated in accordance with Article 14 (Term; Termination), until the [***] of the IND in Japan.

2.4.2 At any time prior to the expiration of the Development Term, on an Indication-by-Indication basis, if the activities set forth in the Development Plan for such Indication have not been completed by the then-current Development Term, Kissei may elect to extend the Development Term by [***] by written notice to CG; provided, that either (a) the scope of the Development Plan with respect to the Initial Indication does not change in any material manner, or (b) the Parties mutually consent to an amended Development Plan. CG shall not unreasonably withhold its consent to an amended Development Plan if Kissei’s amended Development Plan includes appropriate provisions providing that Kissei shall be responsible for all costs including cost reimbursement to CG that reasonably account for additional activities not contemplated in the then-existing Development Plan (including patient recruitment). For clarity, the Development Term shall not be extended more than [***] under this Section 2.4 (Development Term).

2.4.3 For the purposes of this Section 2.4 (Development Term), if either Party is experiencing patient recruitment challenges not previously contemplated by the JDC at the commencement of the Development Term, the Development Plan shall be amended to reflect such recruitment challenge and appropriate provisions providing that Kissei shall be responsible for all costs including cost reimbursement to CG that reasonably accounts for any additional activities necessary to address such challenge (e.g., engaging new clinical sites).

2.5 Reports; Records; and Inspections.

2.5.1 Progress Reports. Each Party shall keep the other Party informed of its activities under the Development Program and shall provide to the other Party’s representatives on the JDC, summary updates of the same at each meeting of the JDC. Further, as requested by the JDC, CG shall provide to the JDC summary updates of CG Territory Activities. If reasonably necessary for a Party to perform its work under the Development Program, that Party may request that the other Party provide more detailed information and data regarding the updates it earlier provided, and the other Party shall promptly provide the requesting Party with information and data as is reasonably available and reasonably necessary to conduct the Development Program, and such other information as the Parties agree. Neither Party is required to generate additional data or prepare additional reports to comply with the foregoing obligation. Subject to Article 10 (Confidentiality), all such reports, information and data provided by a Party shall be considered the providing Party’s Confidential Information.

2.5.2 Development Records. Each Party shall maintain records of the Development Program (or cause such records to be maintained) in sufficient detail and in good scientific manner as will properly reflect all work done and results achieved by or on behalf of such Party in the performance of the Development Program. All laboratory notebooks shall be maintained for no less than the [***]. All other records shall be maintained by each Party during the Term and for [***] thereafter. All such records of a Party shall be considered such Party’s Confidential Information.

2.6 Development Efforts.

2.6.1 Commercially Reasonable Efforts. The Parties shall use Commercially Reasonable Efforts to conduct their respective tasks under the Development Program. Each Party shall devote such numbers of scientists and clinical professionals, with the requisite qualifications, as the Development Program may require to meet such Commercially Reasonable Efforts requirement. Such FTEs shall be provided by the employing-Party’s cost. Without limiting the foregoing, it is understood and agreed that each Party will ensure that the Development Program will have sufficient staffing at all times.

2.6.2 Additional Efforts. Notwithstanding any Commercially Reasonable Efforts applied by a Party to the Development Program, each Party shall have the right, by mutual agreement of the Parties, at its sole cost, to apply additional FTEs to conduct activities under the Development Program. CG shall use Commercially Reasonable Efforts to avoid the situations where the development of the Products by its other licensees causes a negative impact on the development of the Products in and outside the Territory.

2.7 Development Costs. The Parties acknowledge and agree as follows: (a) Kissei shall be responsible for (i) all of the internal and external costs and expenses for those portions of Clinical Trials (e.g., patient recruitment in the Territory, study sites in the Territory, data collection, analysis and reporting from and for the Territory etc.) conducted solely in or for the Territory, with the exception of the P3 Trial for which Kissei shall be responsible for costs and expenses for Clinical Trials conducted in or for Japan and (ii) non-clinical studies and CMC development reasonably necessary for the Territory and not necessary for the CG Territory, (b)

CG shall be responsible for (i) all of the internal and external costs and expenses for Clinical Trials conducted solely in the CG Territory, [***], (ii) other non-clinical studies and CMC development reasonably necessary for the CG Territory and not necessary for the Territory, and (iii) CG Territory Activities, and (c) Kissei shall be responsible for [***] and CG shall be responsible for [***] of external costs and expenses for Clinical Trials conducted within both the Territory and CG Territory that cannot be attributed solely to the Territory or to the CG Territory, as the case may be, [***], as the case may be Subject to the forgoing, the Parties shall discuss through the JDC which Party shall be the sponsor of and how costs and expenses will be allocated amongst the Parties for, any Clinical Trials with study subjects within and outside of Territory, including the P3 Trial, that, with respect to the Territory, the Parties agree to conduct pursuant to any agreed amendment to the Development Plan, provided that, as between the Parties, CG shall have the deciding vote for all matters outside the Territory relating to Clinical Trials with study subjects outside of the Territory, [***]. On a [***] basis, or such other period as agreed by the JDC, each Party shall provide to the other Party a written invoice for development costs incurred by such Party in the prior [***] for which such other Party is responsible, supported by reasonable documentation for the amounts charged in such invoice(s). Each Party shall remit payment to the other Party within [***] of the date of invoice.

2.8 Cooperation. The Parties shall reasonably cooperate with each other for the preparation of documents necessary for the development including investigator’s brochure and for obtaining Marketing Approval in their respective territories.

2.9 Dispatch. If Kissei wishes to dispatch its personnel to CG’s facilities for purposes of training or information sharing, the Parties shall discuss the details. In addition, if Kissei requests access to the facilities of CG’s CMO or CRO under contract with CG with respect to the Product, CG shall use reasonable efforts to obtain such Third Party’s consent to accommodate such requests, provided that Kissei acknowledges CG does not guarantee such access.

ARTICLE 3

GOVERNANCE

3.1 Joint Development Committee.

3.1.1 Formation and Composition. Within thirty (30) days after the Effective Date, the Parties shall establish a joint development committee (the “JDC”) to (i) manage the activities under, and facilitate communications between the Parties with respect to, the Development Program, and (ii) discuss CG Territory Activities. The JDC’s authority shall be strictly limited to development activities for and within the Territory. The JDC shall be composed of [***] designated by each Party. Representatives must be appropriate for the tasks then being undertaken and the stage of research or pre-clinical development, in terms of their seniority, availability, function in their respective organizations, training and experience. Each Party shall designate one of its representatives as its primary JDC contact (each, a “Project Co-Leader”). Each Party may replace its representatives from time to time upon written notice to the other Party; provided, however, if a Party’s representative is unable to attend a meeting, such Party may designate a knowledgeable alternate to attend such meeting and perform the functions of such representative.

3.1.2 JDC Responsibilities. In addition to its overall responsibility for managing the Development Program, the JDC shall, in particular:

(a) prepare and approve amendments to the Development Plan;

(b) oversee implementation of the Development Plan in and for the Territory, ensuring that activities thereunder are performed in accordance with the approved timelines and budgets;

(c) request from CG as needed, information or reports regarding CG Territory Activities and discuss such CG Territory Activities as appropriate;

(d) ensure that each Party keeps the JDC informed regarding all material activities performed by such Party under this Agreement that are within the purview of the JDC;

(e) generate and maintain a list of all Products identified under the Development Program;

(f) work to resolve any scientific, clinical, or technical disputes, controversy or claim within its scope of authority;

(g) determine whether Kissei may conduct (or appoint, license, or otherwise authorize or facilitate any Affiliate or Third Party to conduct) activities directed to the development of any Collaboration Compound or Product for another Indication in the Territory as set forth in Section 2.2.3 (Certain Activities);

(h) determine whether to provide Product to support any proposal for an investigator-initiated study of such Product as set forth in Section 2.2.2 (Certain Activities); and

(i) perform such other functions as may be allocated to the JDC under this Agreement or by mutual written agreement of the Parties.

3.2 Joint Patent Working Group.

3.2.1 As soon as reasonably possible and in any event within sixty (60) days after the Effective Date, the Parties shall establish a joint patent working group (“JPWG”), which shall consist of at least [***] of each Party, unless otherwise agreed by the Parties. The JPWG shall provide a forum for the exchange of information between the Parties, and shall undertake a decision-making role with respect to the intellectual property matters arising under the collaboration, including with respect to the protection of the Collaboration IP and the Prosecution and Maintenance of the CG Collaboration Patents and Kissei Collaboration Patents.

3.2.2 JPWG Responsibilities. In addition to its overall responsibility for overseeing and coordinating the Parties’ efforts in the protection of the Collaboration IP and the Prosecution and Maintenance of the CG Collaboration Patents and Kissei Collaboration Patents, the JPWG shall, in particular:

(a) establish strategies for Prosecuting and Maintaining the CG Collaboration Patents and the Kissei Collaboration Patents; review and recommend to the Parties assessments of inventorship pursuant to Section 9.3 (Inventorship; CREATE Act);

(b) oversee and coordinate the conduct of enforcement and defense of the CG Collaboration Patents and Kissei Collaboration Patents pursuant to Article 9 (Intellectual Property; Ownership);

(c) determine whether any use of Kissei IP in the Development Program constitutes incidental use, in which case the Know-How generated, discovered or obtained by either Party resulting from such incidental use of Kissei IP will be Joint Collaboration Know-How, otherwise the Know-How will be Kissei Collaboration Know-How; and

(d) serve as an information exchange with respect to filing and prosecution of CG Patents.

(e) perform such other functions as specified in this Agreement.

3.3 Joint Manufacturing Working Group. As soon as reasonably possible and in any event within [***] after the Effective Date, the Parties shall establish a joint manufacturing working group (“JMWG”), which shall consist of at least [***] of each Party, unless otherwise agreed by the Parties. The JMWG shall provide a forum for the exchange of information between the Parties with respect to the CMC matters, including visit of Kissei’s experts to CMO’s site during manufacturing the Collaboration Compound and Product, securing close communication among CG, its CMOs and Kissei, discussing the CMC regulatory strategies in and outside the Territory, and other CMC matters agreed by the JMWG.

3.4 Working Groups; Other Committees. From time to time, the Parties may also establish and delegate duties to directed teams or committees on an “as-needed” basis to oversee particular projects or activities, and such teams shall be constituted and shall operate as the Parties determine. Each such team and its activities shall be subject to the oversight, review and approval of, and shall report to, the JDC. In no event shall the authority of a team exceed that specified for the JDC in this Article 3 (Governance).

3.5 Meetings.

3.5.1 JDC. The JDC shall meet at least [***], or at such other frequency as agreed by the JDC by audio or video teleconference or as otherwise agreed by the JDC.

3.5.2 JPWG. The JPWG shall meet at least [***], or at such other frequency as agreed by the JPWG by audio or video teleconference or as otherwise agreed by the JPWG.

3.5.3 JMWG. The JMWG shall meet at least [***], or at such other frequency as agreed by the JMWG by audio or video teleconference or as otherwise agreed by the JMWG.

3.5.4 Meeting Agendas and Minutes. Not later than [***] after the JDC, JPWG and JMWG are formed, the respective committees or working group, as applicable, shall each hold an organizational meeting by video- or tele-conference to establish their respective operating procedures, including establishment of agendas, and preparation and approvals of minutes. Kissei shall be responsible for keeping the minutes for the initial meetings of the JDC, JPWG and JMWG. Thereafter, the Parties shall take turns with such responsibility. Meeting minutes shall be sent to both Parties promptly after a meeting for review, comment and approval by each Party. A decision that is made at the JDC, JPWG or JMWG meeting shall be recorded in minutes, and decisions that are made by the JDC, JPWG or JMWG outside of a meeting should be documented in writing.

3.5.5 General. Employees of each Party other than its JDC, JPWG or JMWG representatives may attend meetings of the JDC, JPWG or JMWG as nonvoting participants, and, with the consent of the other Party, a Party’s consultants and advisors involved in the Development Program may attend meetings of the JDC, JPWG or JMWG as nonvoting observers; provided, that such Third Party consultants and advisors are under written obligations of confidentiality and non-use at least as protective of the other Party and the Confidential Information of the other Party as the terms of Article 10 (Confidentiality) of this Agreement. Subject to Section 2.7 (Development Costs), Each Party shall be responsible for all of its own expenses of participating in the JDC, JPWG or JMWG.

3.6 JDC Decision-Making. Each Party shall discuss and attempt to resolve any potential or evolving disagreement related to the Development Program through its respective Project Co-Leaders before it is brought before the JDC. The JDC shall operate as to matters within its responsibility by unanimous Party vote, with each Party having one vote. If the JDC is unable to achieve unanimous Party vote within [***] after the dispute matter is brought to a vote before the JDC then the following will apply:

(a) CG shall cast the deciding vote for:

(i) [***] and

(ii) [***],

(iii) [***].

(b) Kissei shall cast the deciding vote for [***].

(c) Notwithstanding the forgoing and for the avoidance of doubt:

(i) neither the JDC nor either Party shall have the authority to (1) impose any financial obligations on either Party or its Affiliates other than those explicitly required by this Agreement, (2) resolve any dispute regarding the existence of amounts of any payment owed under this Agreement, (3) impose on either Party or its Affiliates, an obligation to allocate such Party’s or its Affiliate’s tangible or intangible resources or assets in a certain manner (except as contemplated in the Development Plan) or (4) amend or modify, or waive its own compliance with, this Agreement;

(ii) neither the JDC nor Kissei shall have the right to increase the level of CG’s FTEs dedicated to conducting research under the Development Plan;

(iii) neither the JDC nor Kissei shall have any authority over CG Territory Activities other than to discuss and exchange information with respect to CG Territory Activities;

(iv) Kissei shall not have the right to (1) change the scope of, or otherwise amend, the Development Plan, (2) approve any proposal to substitute the Initial Indication with an Other Indication in the Development Plan, (3) approve any addition or replacement of any Product, (4) determine whether Kissei may conduct (or appoint, license, or otherwise authorize or facilitate any Affiliate or Third Party to conduct) activities directed to the research or development of any Collaboration Compound or Product for an Other Indication as set forth in Section 2.2 (Certain Activities) or (5) determine whether to provide Product to support any investigator-initiated study of such Product as set forth in Section 2.2.2 (Certain Activities);

(v) Further, if the JDC is unable to achieve a unanimous agreement within [***] after any of the following matters are brought to vote before the JDC, then such matter(s) shall be submitted for resolution pursuant to Article 15 (Dispute Resolution): (1) any matter set forth in subparagraph 3.6(c)(iv) above, (2) any dispute within the JDC regarding Section 7.4.3 (Royalty Payment Offsets), including, without limitation and by way of example, any dispute under Section 7.4.3(a)(iii) (Royalty Payment Offsets; Third Party Payments) whether a license from a Third Party is reasonably necessary in or for the Territory.

3.6.1 Working Group. Each Party shall use Commercially Reasonable Efforts to perform its responsibilities under any working group and provide reasonable support to the other Party in connection with the same. Unless otherwise agreed in connection with the formation of any working group (other than the JDC, which is addressed in Section 3.5.1 (JDC)), each Party will discuss and attempt to resolve any potential or evolving disagreement related to the subject matter of a given working group at the working group level prior to escalation to the JDC (for any scientific or technical matters) or to the Alliance Managers (for any non-scientific or non-technical matters). With respect to the decisions of any working group (other than the JDC, which is addressed in Section 3.5.1 (JDC)), each Party shall have [***] in all decisions, and the Parties shall attempt to make decisions by reaching unanimous agreement. If the relevant working group is unable to achieve a unanimous vote within [***] after a matter is brought to vote before such working group then either Party may refer the relevant dispute to the JDC (for any scientific or technical matters) or the Alliance Managers (for non-scientific or non-technical matters) for resolution (or, in the case of the JPWG, resolution subject to Section 15.3 (Subject Matter Exclusions), if applicable).

3.6.2 Escalation. Each Party shall discuss and attempt to resolve any potential or evolving disagreement related to the Development Program in and for the Territory through the JDC, or the Parties’ other activities in and for the Territory under a given working group at the working group level, in accordance with Sections 3.5.1 (JDC) and 3.6.1 (Working Group), as applicable. If the Parties are unable to resolve a potential or evolving disagreement for any matter under this Agreement, but outside the scope of the JDC’s or a working group’s decision-making authority, the Parties shall submit such disagreement to the process set forth in Article 15 (Dispute Resolution).

3.7 Limits on Authority; Dissolution.

3.7.1 On a Product-by-Product basis, upon Marketing Approval for a Product, the working groups and the JDC will have no further responsibilities or authority under this Agreement with respect to such Product. On an Indication-by-Indication basis, upon the earlier of expiration or termination of the Development Program with respect to such Indication, the working groups and the JDC will have no further responsibilities or authority under this Agreement with respect to such Indication. Upon the earlier of expiration or termination of the Development Program with respect to the last Indication, the working groups and the JDC will have no further responsibilities or authority under this Agreement and the working groups and the JDC will be deemed dissolved by the Parties. Notwithstanding the foregoing, the JPWG and JMWG shall remain in effect during the Term, unless earlier dissolved with the consent of the Parties. Notwithstanding anything to the contrary in this Section 3.7.1 (Limits on Authority; Dissolution), for a period of [***] (or such other period as agreed to by the Parties) following Marketing Approval for any Product, each relevant working group (other than the JPWG, the term of which is addressed in the preceding sentence), the JDC shall continue to exist solely for the purpose of facilitating the transition of responsibilities with respect to such Product from CG to Kissei, but without any responsibility or authority ascribed to such relevant working group and the JDC with respect to such Product under this Article 3 (Governance).

3.8 Alliance Managers. Promptly following the Effective Date, each Party shall designate an individual to act as the primary business contact for such Party for matters related to this Agreement (such Party’s “Alliance Manager”), unless another contact is expressly specified in the Agreement or designated by the Parties for a particular purpose. The Alliance Managers shall facilitate the flow of information and collaboration between the Parties, including information concerning nonbinding forecasts for sales of a Product in the Territory or CG Territory and the P3 Trial activities in the Territory and CG Territory, and assist in the resolution of potential and pending issues and potential disputes in a timely manner to enable the working groups and the JDC, and Parties to reach consensus and avert escalation of such issues or potential disputes, including in accordance with Section 15.1 (Disputes). Either Party may replace its Alliance Manager at any time upon prior written notice (including by email) to the other Party’s Alliance Manager.

3.9 Change of Control. In the event of a Change of Control of CG in which the Transacting Party is either (a) engaged in the research, development, manufacture or commercialization of any Competing Product (as of the effective date of such Change of Control or at any time during the Term) or (b) a Peer Pharmaceutical Company, Kissei may (without limiting Kissei’s rights under this Agreement, including under Section 14.5 (Termination at Will)) elect to take any or all of the following actions set forth in Sections 3.9.1 (Change of Control) and/or 3.9.2 (Change of Control):

3.9.1 provide written notice to CG (or its successor entity) terminating the provisions of this Article 3 (Governance) in whole or in part, and upon such notice (a) neither Party will be obligated under the terminated provisions of this Article 3 (Governance) for the remainder of the Term, (b) any information, documents or reports that a Party is otherwise required to provide to the working groups or JDC pursuant to the terminated provisions of this Article 3 (Governance), as applicable, shall be provided directly to the other Party, (c) Kissei’s obligations to provide the annual progress reports under Section 6.2 (Progress Reports) shall be limited to high-level information regarding the status of Products (including Marketing Approvals) and commercialization as of the end of the preceding calendar year, and (d) any matters delegated to the working groups or JDC pursuant to the terminated provisions of this Article 3 (Governance), as applicable, shall be made by mutual agreement of the Parties, subject to the decision-making and dispute resolution provisions of Section 3.6 (JDC Decision-Making) and Article 15 (Dispute Resolution); or

3.9.2 provide written notice to CG (or its successor entity) terminating the provisions of Sections 2.1 (General) and/or 2.2 (Certain Activities), in whole or in part, without relieving either Party of any obligation that accrued under any such section prior to such termination. If Kissei provides a notice to CG under this Section 3.9.2 (Change of Control), CG shall as soon as reasonably practicable transfer and assign to Kissei all data, Marketing Approvals and regulatory documentation with respect to the Products in the Territory and a copy of all of the data with respect to the Products in the Territory, including all data comprising the global safety database for the Products and any related Companion Diagnostics.

3.9.3 Notwithstanding the foregoing, Kissei shall not have the right to take any of the actions set forth in Section 3.9.1 (Change of Control) or Section 3.9.2 (Change of Control) so long as (a) no unpublished CG Patents, unpublished CG Know-How, Kissei IP, Confidential Information, or any Collaboration IP are used by such Transacting Party Group, (b) such Transacting Party Group segregates the CG Group’s personnel from all programs of such Transacting Party Group directed to the (i) research, development, manufacture, sale, marketing, promotion or distribution of any Competing Product or (ii) research, development, manufacture, sale, marketing, promotion or distribution of any product for the diagnosis, prevention, or treatment of any of the Indications covered by any Development Plan under this Agreement, and (c) if such Transacting Party is a Peer Pharmaceutical Company, CG’s JDC, JPWG and other working group representatives remain employees or contractors solely of the CG Group (and not such Transacting Party).

ARTICLE 4

LICENSES AND RIGHTS

4.1 License Grants to Kissei.

4.1.1 Products. Subject to the terms and conditions of this Agreement, CG hereby grants to Kissei (a) an exclusive (even as to CG and its Affiliates, except for activities conducted by or on behalf of CG under the Development Plan), non-sublicensable (except as permitted by Section 4.1.4 (Sublicenses)), non-transferable (except as set forth in Section 16.3 (Assignment)), royalty-bearing license under the CG IP and CG’s interest in the Joint Collaboration IP to use, import, offer for sale, sell, have sold, and promote, but not the right to make or have made, Products and (b) a limited semi-exclusive, non-sublicensable, non-transferable, royalty-bearing license under the CG IP to develop (subject to Article 2 (Development Program)), excluding the right to make or have made, Products, in each case of (a) and (b) in the Field in the Territory. For clarity, the license granted to Kissei in Section 4.1.1(b) (License Grants to Kissei; Products) includes the right to conduct Pharmacology Studies in approved in writing by CG through the JDC. For purposes of this Agreement, “semi-exclusive” means that CG hereby may grant to a Third Party agreed between the Parties in the Development Program, a license under the CG IP to develop the Products in the Territory to the extent agreed between the Parties in the Development Program. Notwithstanding anything to the contrary herein, the license granted in this Section 4.1.1 (Products) shall exclude: (a) the right to offer for sale, sell, have sold, conduct medical affairs with respect to, and otherwise commercialize any Collaboration Compound that is not incorporated into a Product and (b) Know-How and Patents (i) owned or controlled by any member of any Transacting Party Group that was not licensed to CG prior to a Change of Control and (ii) with respect to any Additional Active or other component incorporated into a Product that is not a Collaboration Compound or a component of a Collaboration Compound.

4.1.2 Companion Diagnostics. The Parties agree and understand that the JDC may amend the Development Plan to include one or more Companion Diagnostics for one or more Products as appropriate for a given Indication. In such case, CG hereby grants to Kissei an exclusive (even as to CG and its Affiliates, except for activities conducted by or on behalf of CG under the Development Plan), non-sublicensable (except as permitted by Section 4.1.4 (Sublicenses)), non-transferable (except pursuant to Section 16.3 (Assignment)), fully paid-up, royalty-free license under the CG IP and CG’s interest in the Joint Collaboration IP to use, import, offer for sale, sell, have sold, conduct medical affairs with respect to, and otherwise commercialize Companion Diagnostics in the Territory solely for purposes of, in connection with and in support of the research, development, manufacture, commercialization or therapeutic use of Products. Notwithstanding anything to the contrary herein, the license granted in this Section 4.1.2 (Companion Diagnostics) shall exclude Know-How or Patents owned or controlled by any member of any Transacting Party Group that was not licensed to CG prior to a Change of Control.

4.1.3 Collaboration IP. CG hereby grants to Kissei a semi-exclusive, fully paid-up, royalty-free, non-sublicensable (except as permitted by Section 4.1.4 (Sublicenses)), non-transferable (except pursuant to Section 16.3 (Assignment)) license under CG’s interest in the Collaboration IP solely to conduct research activities in the Field in the Territory, other than to research Products, Companion Diagnostics and Competing Products.

4.1.4 Sublicenses. Kissei shall have the right to sublicense the rights granted under this Section 4.1 (License Grants to Kissei) to its Affiliates or Third Parties though multiple tiers; provided, that (i) prior to granting any such sublicense, Kissei first obtains CG’s prior written consent, not to be unreasonably withheld, (ii) each such sublicense is subordinate to and consistent with the terms and conditions of this Agreement, and (iii) Kissei shall remain responsible for such Affiliate’s or Third Party’s compliance with all obligations under this Agreement applicable to such Affiliate or Third Party. For clarity, no grant of any sublicense to a Third Party or an Affiliate shall relieve Kissei of its obligations hereunder. For further clarity, any Kissei Affiliate sublicensee hereunder and any Kissei Affiliate acting on behalf of, under the authority of or in lieu of Kissei hereunder shall be a “sublicensee” of Kissei for purposes of this Agreement.

4.2 License Grants to CG.

4.2.1 Collaboration IP. Kissei hereby grants to CG a non-exclusive, fully paid-up, sublicensable (subject to Section 4.2.5 (Sublicenses)), transferable (subject to Section 16.3 (Assignment)), license, under Kissei’s interest in the Joint Collaboration IP, for any and all uses and products (a) in the CG Territory, and (b) other than to use, import, offer for sale, sell, have sold and otherwise commercialize Products, Companion Diagnostics and Competing Products in the Territory.

4.2.2 Kissei Collaboration IP. Kissei hereby grants to CG a non-exclusive, fully paid-up, royalty-bearing, sublicensable (subject to Section 4.2.5 (Sublicenses)), transferable (subject to Section 16.3 (Assignment)), license, under Kissei’s interest in the Kissei Collaboration IP for all uses and products (a) in the CG Territory, and (b) other than to use, import, offer for sale, sell, have sold and otherwise commercialize Products, Companion Diagnostics and Competing Products in the Territory.

4.2.3 Other Kissei IP. Prior to using any Kissei IP (other than Kissei Collaboration IP) in the Development Program, Kissei shall provide CG a general description of the proposed Kissei IP and the intended use thereof in the Development Program, without disclosing any Confidential Information with respect thereto. By mutual agreement of the Parties, CG may use such Kissei IP in the Development Program solely for the limited, agreed upon purpose, which shall be in writing.

4.2.4 Residuals. CG may use for any purpose Residuals resulting pursuant to this Agreement from CG and its Affiliates employees’, consultants’ and agents’ access to or work with any Kissei IP or other Confidential Information of Kissei. Kissei may use for any purpose Residuals resulting pursuant to this Agreement from Kissei and its Affiliates employees’, consultants’ and agents’ access to or work with any CG IP or other Confidential Information of CG.

4.2.5 Sublicenses. CG shall have the right to sublicense the rights granted under this Section 4.2 (License Grants to CG) to its Affiliates or Third Parties though multiple tiers; provided, that such sublicense is consistent with the terms and conditions of this Agreement, and provided further that CG shall remain responsible for such Affiliate’s or Third Party’s compliance with all obligations under this Agreement applicable to such Affiliate or Third Party. For clarity, no grant of any sublicense to a Third Party or an Affiliate shall relieve CG of its obligations hereunder.

4.3 Exclusivity.

4.3.1 For a period beginning on the Effective Date and concluding [***] following first Marketing Approval for a Product, neither CG nor any of its Affiliates shall: (a) promote, market, distribute, sell or otherwise commercialize a Competing Product; or (b) either directly or indirectly, appoint, license, or otherwise authorize or facilitate any Third Party, whether pursuant to such appointment, license or otherwise, to perform any of the activities set forth in the foregoing clause (a). Notwithstanding anything to the contrary in this Agreement, in the event of any Change of Control of CG (or successor entity thereto, applying the definition of Change of Control to such successor in place of CG), the Person engaged in the Change of Control event with CG (the “Transacting Party”) and its Affiliates other than the CG Group (collectively, the “Transacting Party Group”) will not be deemed to be Affiliates of CG for purposes of this Section 4.3.1 (Exclusivity), provided, that, and only so long as (a) no unpublished CG Patents, unpublished CG Know-How, Kissei IP or Confidential Information, or any Collaboration IP are used by such Transacting Party Group, and (b) the Transacting Party Group segregates the CG Group’s personnel from all programs of the Transacting Party Group directed to the (1) research, development, manufacture, sale, marketing, promotion or distribution of any Collaboration Compound or Product, other than as a research tool as permitted by the JDC, which may include use as a positive control or (2) research, development, manufacture, or commercialization of any product for the diagnosis, prevention, or treatment of any of the Indications which are actively under development under this Agreement as of the date hereof. For the purposes hereof, the “CG Group” means CG and its Affiliates as in existence immediately prior to consummation of the Change of Control.

4.3.2 For a period beginning on the Effective Date and concluding [***] following first Marketing Approval for a Product, Kissei shall not: (a) conduct or participate in, either directly or indirectly, any activities directed toward the (i) research, development, manufacture, sale, marketing, promotion or distribution of any Competing Product; or (b) either directly or indirectly, appoint, license, or otherwise authorize or facilitate any Affiliate or Third Party, whether pursuant to such appointment, license or otherwise, to perform any of the activities set forth in the foregoing clause (a).

4.4 No Other Rights, Retained Rights. Except as expressly provided in this Agreement, nothing in this Agreement shall grant either Party any right, title or interest in and to the Know-How, Patents or other intellectual property rights of the other Party (either expressly or by implication or estoppel). Any intellectual property right of a Party not expressly licensed to the other Party by such Party under this Agreement is expressly retained by such Party.

4.5 Interpretation. As used in this Article 4 (Licenses and Rights), the word “commercialization” (including its cognates, e.g., commercializing) includes any and all of the following activities: selling, offering for sale, promoting, marketing, conducting details, and performing such other activities as are typical in support of any of the foregoing.

ARTICLE 5

MANUFACTURING AND SUPPLY; REGULATORY MATTERS; DELIVERABLES

5.1 Manufacturing and Supply.

5.1.1 Generally. CG (itself or through designees) shall manufacture and supply to Kissei Products for the Field in the Territory, in each case in accordance with Section 5.2 (Regulatory Matters) and separate written agreements, one for supply in Clinical Trials (“Clinical Supply Agreement”), and another for commercial supply (the “Commercial Supply Agreement”) each to be negotiated in good faith between the Parties pursuant to Section 5.1.2 (Supply Agreements). CG shall supply to Kissei and Kissei shall (and shall cause its Affiliates and sublicensees to) exclusively purchase from CG all requirements of Product, and CG shall have the exclusive right to manufacture Product. CG shall report generally regarding the status of activities of CMOs and suppliers related to Product for supply to Kissei.

5.1.2 Supply Agreements. The Parties shall negotiate in good faith and execute a Clinical Supply Agreement and a Commercial Supply Agreement for the supply by CG, or a CMO designated by CG, to Kissei of Product for Kissei’s, its Affiliates’ and sublicensees’ exercise of the rights and licenses in accordance herewith including the conduct of Clinical Trials and commercialization in the Territory. The Clinical Supply Agreement shall include (a) supply of sufficient quantities of such Products to enable a Clinical Trials of such Product in the Territory as provided by the Development Plan; (b) payment by Kissei of an amount [***]; and (c) other terms customary in the pharmaceutical industry to agreements of this nature. The Commercial Supply Agreement shall include (x) at least [***] supply based on Kissei’s then-current forecasts under such agreement (depending on the final shelf life and stability of the Product and other relevant factors) of Products at all times for the development and commercialization of such Products under this Agreement, (y) payment by Kissei of an amount equal to [***], and (z) other terms customary in the pharmaceutical industry to agreements of this nature. The Parties shall negotiate the Clinical Supply Agreement immediately following the Effective Date and use commercially reasonable efforts to execute the Clinical Supply Agreement within [***] of the Effective Date but in no event later than [***]. The Parties shall, through the JDC, agree upon a timeline for negotiating and executing the Commercial Supply Agreement.

5.1.3 Quality Agreement. CG and Kissei shall execute a mutually acceptable quality agreement that allocates roles and responsibilities to each Party with respect to quality control and regulatory compliance with respect to the manufacture and supply of Products hereunder and under the Clinical Supply Agreement and Commercial Supply Agreement.

5.1.4 CMC Information. Subject to Section 2.7 (Development Costs), as long as CG is manufacturing (or having manufactured through a CMO) Product for Kissei pursuant to the Clinical Supply Agreement or Commercial Supply Agreement, CG shall provide to Kissei CG’s then-current CMC Information, to the extent reasonably necessary for Kissei to file and maintain a Marketing Approval Application for Product in the Territory. CG shall permit Kissei to cross-reference such CMC Information in its Regulatory Materials for Product for the Field in the Territory in accordance with this Agreement. “CMC Information” means all technical information regarding a Party’s (or its CMO’s) CMC filed or required to be filed with the FDA or PMDA in connection with the development or commercialization of Product.

5.1.5 CMO Agreements. In each agreement with a CMO, CG shall use commercially reasonable efforts to obtain the following: (i) [***]; (ii) [***]; and (iii) [***]. At Kissei’s request, CG shall use commercially reasonable efforts, at Kissei’s cost, to facilitate any inspection or audit of a CMO and permit Kissei to observe the CMO during the manufacturing of Collaboration Compound and Product, including a three-way confidentiality agreement with such CMO if such inspection or audit requires disclosure of any confidential information of such CMO with respect to its processes.

5.2 Regulatory Matters.

5.2.1 Regulatory Approval Application. On a Product-by-Product basis, (i) CG or its designee shall be responsible for preparing and submitting in its own name, and shall own, the IND, Marketing Approval Application or equivalent for such Product in the CG Territory and Kissei or its designee shall be responsible for preparing and submitting in its own name, and shall own, the IND, Marketing Approval Application or equivalent for such Product in the Territory, (ii) each Party shall be responsible for liaising and managing interactions with Regulatory Authorities with respect thereto in its respective territory and (iii) each Party shall support the other Party in the other Party’s territory, as may be reasonably necessary and as reasonably requested by such Party, in preparing and submitting such IND and Marketing Approval Application, and in the activities in support thereof, including providing information, documents or other materials required by Applicable Law for inclusion in or in support of such IND and Marketing Approval Application, in each case in accordance with the terms and conditions of this Agreement and the Development Plan. In addition, on a Product-by-Product basis, the following shall apply:

(a) Regulatory Correspondence. To the extent permitted by agreements with Third Parties and Applicable Laws, Kissei shall provide to CG summaries or copies in English or original language of the following with respect to Regulatory Authorities in the Territory, and CG shall provide to Kissei summaries or copies of the following with respect to the FDA and European Medicines Agency (“EMA”) in English or original language: any material documents, information or other correspondence received from such Regulatory Authority pertaining to the Development Plan or such Product in the US, Europe or Territory, including, but not limited to, any IND, all IND amendments, Regulatory Authority meeting requests, and Regulatory Authority advice (including scientific advisory packages). To the extent reasonably feasible and based on timelines required by such Regulatory Authority, each Party shall provide the other Party with access to a draft of all material Regulatory Materials in English or original language pertaining to such Product to be submitted by such Party to such Regulatory Authority, sufficiently in advance of the intended submission dates via the access methods (such as secure databases) established by the JDC, to enable the receiving Party to review and provide comments to the disclosing Party concerning the content thereof. Each Party shall consider in good faith any such comments of the other Party provided sufficiently in advance of any deadlines required by such Regulatory Authority. The Parties acknowledge and agree that a Regulatory Authority may require submissions of, or responses containing, Regulatory Materials, the timeline for which would not reasonably allow the Parties to share information and deliberate responses through the JDC. In such case, the Parties will make reasonable attempts to notify the JDC of the circumstances of such scenarios in advance of the deadline required by the Regulatory Authority, but a Party’s failure to notify the JDC or to consider comments of the other Party will not constitute a breach of this Agreement; provided that in all instances the Party will notify the JDC as soon as reasonably practicable, even if after the Regulatory Materials have been submitted to the Regulatory Authority.

(b) Regulatory Correspondence Related to Manufacturing. CG shall immediately and within [***] of receipt by CG notify Kissei in writing of, and shall provide Kissei with copies of, any correspondence and other documentation received or prepared by CG, or received by CG and prepared by its CMO, in connection with any of the following events: (a) receipt of a regulatory letter, warning letter, Form 483 (Inspectional Observations) or similar item, from the FDA or any other Regulatory Authority directed to the manufacture of such Product or in connection with any general cGMP inspections applicable to the manufacturing facility for such Product; and (b) receipt of a regulatory letter, warning letter or similar item from the FDA or any other Regulatory Authority directed to or any regulatory comments related to such Product where the comments relate or are attributable to any manufacturing, testing, packaging, storage or distribution activities by CG or on behalf of CG through its designated CMO.

(c) Meetings with Regulatory Authorities in the Territory. Kissei shall provide to the JDC, with respect to Regulatory Authorities in Japan, South Korea and Taiwan, and CG shall provide to the JDC, with respect to the FDA and EMA, to the extent reasonably possible, prior written notice of any substantive meeting, conference, or discussion (including any advisory committee meeting) with such Regulatory Authority relating to such Product, within [***] after such Party first receives notice of the scheduling of such meeting or within such shorter period as may be necessary in order to give the JDC a reasonable opportunity to determine whether such meeting is material to the Party’s responsibilities in the Territory and it is appropriate for up to [***] of the other Party to attend such meeting. If the JDC determines that attendance by representatives of the other Party is appropriate, (i) such other Party shall have the right to attend and participate in all such meetings, to the extent permitted by Applicable Law, and (ii), such other Party may participate in any substantive preparatory pre-meetings held prior to such Regulatory Authority meeting. If such Regulatory Authority initiates a meeting, conference or discussion in such a manner that does not permit a Party to notify the other Party, then the Party discussing with the Regulatory Authority shall, as soon as reasonably practicable and permitted, provide a written summary of the contents of the discussion to the JDC.

(d) Adverse Event Reports. CG shall be responsible managing and controlling a global database for adverse events for any Product. Subject to Section 5.2.2 (Safety Data Exchange) each Party shall be responsible for investigating adverse events and other required safety information associated with the use of such Product in such Party’s territory and such Party shall be responsible for the collection, review, assessment, tracking and filing of information related to adverse events in accordance with Applicable Laws and shall keep the other Party informed with respect to the same.

(e) Third Party Information. CG shall use Commercially Reasonable Efforts to obtain from Third Parties that become licensees or Affiliates of CG after the Effective Date and who have rights to develop and commercialize the Collaboration Compound or a Product, for the benefit of Kissei, with respect to the CG Territory:

(i) a right of reference from such Third Parties who control Marketing Approval Applications pertaining to the Collaboration Compound and Product, except as otherwise set forth in Section 5.2.3 (Right of Reference);

(ii) access to data regarding Clinical Trials pertaining to the Collaboration Compound or the Product under such Third Parties’ Control;

(iii) use and access to all information and data (including CMC Information) contained within Regulatory Materials of such Third Parties who control Marketing Approval Applications pertaining to the Collaboration Compound and Product;

(iv) copies or summaries of material regulatory correspondence such Third Parties receive from the FDA or EMA pertaining to Collaboration Compound or Product; and

(v) similar rights as to meetings with Regulatory Authorities as CG provides to Kissei in Section 5.2.1(c) (Meetings with Regulatory Authorities in the Territory);

provided, however, that Kissei shall grant reciprocal rights to such CG licensee or Affiliate. Kissei will be under no obligation to grant such CG licensee or Affiliate any of the above rights if such CG licensee or Affiliate does not also grant Kissei the same rights.

5.2.2 Safety Data Exchange. Beginning on or about the date on which the Parties begin negotiating the Clinical Supply Agreement, the Parties will negotiate and enter into a pharmacovigilance agreement that defines the Parties’ responsibilities and obligations with respect to the procedures and timeframes for compliance with Applicable Law pertaining to safety reporting for such Product (“Pharmacovigilance Agreement”).

5.2.3 Right of Reference. To the extent permitted by Applicable Law each Party hereby grants the other Party a right of reference and full use and access to all information and data (including CMC Information) within Regulatory Materials Controlled by the granting Party and its Affiliates and directly relating to any Collaboration Compound, Product or Companion Diagnostics for the purpose of and to the extent necessary or useful to support a Marketing Approval Application for any Collaboration Compound, Product or Companion Diagnostics in the other Party’s territory. In addition, CG shall obtain from Third Parties that become licensees or Affiliates of CG after the Effective Date and who have rights to develop and commercialize the Collaboration Compound or a Product, for the benefit of Kissei, a right of reference and full use and access to all information and data (including CMC Information) within Regulatory Materials for a monotherapy Product for the Initial Indication, for monotherapy Products for all bladder cancer Indications, and for a combination therapy Product for a BCG Indication, to the extent necessary or useful to support a Marketing Approval Application for any Collaboration Compound, Product or Companion Diagnostics in the Territory; provided that Kissei shall grant reciprocal rights to each such CG licensee or Affiliate. The granting Party shall, at the other Party’s request and expense, take actions reasonably necessary to effect such grant of right of reference and use to the other Party, including by making such filings as may be required with Regulatory Authorities in the such other Party’s territory that may be necessary to record such grant.

5.3 Deliverables.

5.3.1 Generally. Each Party shall use Commercially Reasonable Efforts to provide the other Party with the tangible materials and other deliverables specified under the Development Plan to be provided by such Party (collectively, the “Deliverables”). The JDC shall determine the specific format and timeline for the transfer of such Deliverables, consistent with the Development Plan.

5.3.2 Rights of Use. With respect to the Deliverables provided by one Party to another Party pursuant to Section 5.1 (Manufacturing and Supply), each Party shall have the right to use such Deliverables solely for the performance of activities under the Development Program and to exercise the rights granted to such Party pursuant to Article 4 (Licenses and Rights). Subject to the foregoing, all such Deliverables (i) shall be used by a Party only in accordance with the terms and conditions of this Agreement; (ii) shall not be used or delivered by a Party to or for the benefit of any Third Party except as expressly provided for herein; and (iii) shall be used by a Party in compliance with all Applicable Law.

5.3.3 Care in Use of Deliverables. Each Party acknowledges that certain Deliverables provided by the other Party may be experimental in nature and may have unknown characteristics and therefore agrees to use prudence and all reasonable care in the use, handling, storage, containment, transportation and disposition of such Deliverables.

5.3.4 NO WARRANTY. EACH PARTY ACKNOWLEDGES AND AGREES THAT THE DELIVERABLES PROVIDED BY THE OTHER PARTY ARE PROVIDED “AS-IS” AND THE PROVIDING PARTY MAKES NO REPRESENTATIONS AND EXTENDS NO WARRANTIES, EXPRESS OR IMPLIED, WITH RESPECT TO SUCH DELIVERABLES, AND EXPRESSLY DISCLAIMS ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR NONINFRINGEMENT OR VIOLATION OF ANY INTELLECTUAL PROPERTY RIGHTS OF ANY THIRD PARTY.

ARTICLE 6

DILIGENCE

6.1 Development and Commercialization of Products. Except with respect to the activities being conducted by the Parties under the Development Programs, as between Kissei and CG (a) Kissei shall have sole responsibility for, and bear all costs for commercializing Products in the Territory; and (b) Kissei shall have the sole right and authority to control all decisions related to the commercialization of Products in the Territory. Kissei agrees to use Commercially Reasonable Efforts to commercialize (including seek Marketing Approval for) at least one Product for the Initial Indication. For the avoidance of doubt, with respect to the CG’s manufacturing obligations, as between Kissei and CG (i) CG shall have sole responsibility therefor, and bear all costs therefor (subject to payments to be made by Kissei to CG under the Clinical Supply Agreement and Commercial Supply Agreement); and (ii) CG shall have the sole right and authority to control all decisions related thereto; provided that CG will reasonably consult with Kissei for any matters that are reasonably likely to have a material and detrimental impact on the development, Marketing Approval or sales of the Product in the Territory.

6.2 Progress Reports. On an Indication-by-Indication and Product-by-Product basis, following the expiration (or earlier termination) of the Development Term and up until the First Commercial Sale of such Product for the relevant Indication, Kissei shall provide to the JDC at each of its regularly-scheduled meetings during such period a written report summarizing Kissei’s progress in the development of such Product for the relevant Indication or otherwise in the Field.

ARTICLE 7

FINANCIAL TERMS

7.1 Initial License Fees. In consideration of the rights granted by CG to Kissei under Article 4 (Licenses and Rights) to the Licensed Intellectual Property, Kissei shall pay to CG a one-time-non-refundable-non-creditable-license-fee in the amount of Ten Million US Dollars

($10,000,000). Such payment shall be made within fifteen (15) Business Days after Kissei receives electronic notice from CG of completion of the dosing of the first patient of a full six (6) week treatment in a Phase III Clinical Trial in the United States for a Product and an invoice to Kissei for such payment with bank information.

7.2 Equity Investment. Kissei shall purchase shares of Series D Preferred Stock of CG in accordance with and subject to the terms and conditions of the Stock Purchase Agreement. Kissei shall pay CG an aggregate amount of [***], which shall be paid as set forth in the Stock Purchase Agreement.

7.3 Development and Commercial Milestone Payments.

7.3.1 Milestones. Subject to the terms of Section 7.3.2 (Notice of Achievement; Timing of Payment), Kissei shall pay CG the following one-time milestone payments upon the first Product achieving the following milestones in rows (a) through (j):

Product Event	Payment Amount
(a) [***]	[***]
(b) [***]	[***]
(c) [***]	[***]
(d) [***]	[***]
(e) [***]	[***]
(f) [***].	[***]
(g) [***].	[***]
(h) [***].	[***]
(i) [***].	[***]
(j) [***].	[***]
Total Potential Milestone Payments:	[***]

7.3.2 Notice of Achievement; Timing of Payments. With respect to each milestone referred to in Section 7.3 (Development and Commercial Milestone Payments), Kissei (or its sublicensee, if applicable) shall promptly, and in any event within [***], inform CG of the achievement of such event. The corresponding milestone payment shall be due within [***] after achievement of a milestone in Section 7.3.1(a) through (e) (Milestones) or within [***] after the end of quarter of achieving the milestone in Section 7.3.1(f) through (j) (Milestones). Upon written request by Kissei, CG shall issue an invoice for each such milestone payment, provided that Kissei’s obligation to remit payment is not contingent upon CG’s issuance of an invoice. For the avoidance of doubt, if more than one milestone is achieved in any calendar year, a milestone payment for each such milestone will be due in such calendar year.

7.4 Royalty Payments for Products by Kissei.

7.4.1 Products in Territory. Subject to the terms of Sections 7.4.2 (Products not Covered by a Valid Claim) through 7.4.6 (Other Indications), Kissei shall pay CG, on a quarterly basis, [***] of Net Sales in the Territory of the applicable Product by Kissei (or its Affiliate or sublicensee hereunder) during the Product Royalty Term:

7.4.2 Products not Covered by a Valid Claim. Subject to the terms of Section 7.4.3 (Royalty Payment Offsets) through 7.4.6 (Other Indications), the royalty amounts payable in accordance with Section 7.4.1 (Products in Territory) shall be reduced on a Product-by-Product and country-by-country basis by [***] of the amounts otherwise payable pursuant to Section 7.4.1 (Products in Territory), as applicable, during any portion of the Product Royalty Term, in which there is not at least one Valid Claim that Covers the sale of such Product in such country.

7.4.3 Royalty Payment Offsets.

(a) Third Party Payments.

(i) CG. CG shall have the obligation to make payments owed under written agreements entered into by CG with Third Parties, as of the Effective Date or during the Term.

(ii) Supply Payments. On a quarter-by-quarter basis, Kissei shall have the right to offset one-hundred percent (100%) of royalty payments due and payable by Kissei (or its Affiliates or sublicensees) to CG with respect to the supply of Product under the Commercial Supply Agreement in a calendar quarter. In the event the amounts paid by Kissei for supply of Product in the Commercial Supply Agreement exceed the royalty amounts owed by Kissei in this Agreement, such excess amount (“Carry-Forward Amount”) shall carry forward and be deducted from the royalty payments due under the next quarter, and for each subsequent quarter, until Kissei has offset one-hundred percent (100%) of payments paid for the supply of Product under the Commercial Supply Agreement. For clarity, in no event shall CG be obligated to pay or refund the Carry-Forward Amount.

(iii) Kissei. If, after the Effective Date, the JDC determines that a license to a Patent owned or Controlled by a Third Party in the Territory is reasonably necessary for the making, using, selling, offering for sale or importing of a Product in or for the Territory and Kissei (or its sublicensee) obtains a right or license under such Patent of a Third Party, then Kissei may offset the royalty payments due and payable by Kissei to CG with respect to the Product in a calendar quarter by [***] of the amount of royalty payments paid by Kissei (or its sublicensee) to such Third Party for such right or license; provided, that (a) no such reduction may be taken with respect to any amounts paid for any Additional Active in a Combination and (b) in no event shall such reductions reduce a royalty payment owed to CG for such Product by more than [***] of what would otherwise be owed by Kissei to CG hereunder. For clarity, any such amount that would otherwise be offset if not for such [***] floor shall be applied to the subsequent royalty payment periods until such amount is fully offset, subject to the applicable floor in each such subsequent royalty payment period.

(b) Biosimilar/Compulsory Competing Product. If following the first commercial sale of a Biosimilar or a Compulsory Competing Product in a country, and, in each case, Net Sales of the Product incorporating the same reference product with the same active moiety as such Biosimilar or Compulsory Competing Product in such country in a given [***] period fall by [***] from the Net Sales of such Product in the [***] immediately preceding the [***] in which such launch of the Biosimilar or Compulsory Competing Product occurred, the royalties due and payable by Kissei under Section 7.4.1 (Products in Territory) for such Product shall be reduced by [***] in such country.

(c) Royalty Floor. Except as expressly set forth in this Section 7.4.3(c) (Royalty Floor), in no event shall the royalties payable to CG in accordance with the provisions of Section 7.4.1 (Products in Territory) for any Product in any country in any calendar quarter be reduced, pursuant to Section 7.4.2 (Products not Covered by a Valid Claim) or this Section 7.4.3 (Royalty Payment Offsets), to less than [***] of the amount that would otherwise be payable to CG in accordance with the provisions of Section 7.4.1 (Products in Territory), for such Product in such country in such calendar quarter. For clarity, any such amount that would otherwise be offset if not for such quarterly [***] floor shall be applied to the subsequent royalty payment periods until such amount is fully offset, subject to the applicable floor in each such subsequent royalty payment period; provided, however, that no offsetting shall be allowed at any time subsequent to the expiration of the Product Royalty Term.

Notwithstanding the foregoing, if in any calendar quarter that Kissei owes a royalty payment to CG, Kissei has actually taken sufficient deductions permitted by the first paragraph of this Section 7.4.3(d) (Royalty Floor) to reach the [***] floor, and the Supply and Sales Fraction exceeds [***], Kissei shall have the right to reduce the Effective Royalty Rate by a ratio of [***]. If the Supply and Sales Fraction equals or exceeds 35% in such quarter, then the Effective Royalty Rate shall equal [***], but CG will have no obligation to pay, refund or reimburse Kissei as a result of any such reduction. If the Supply and Sales Fraction equals or exceeds [***] in such quarter, the Parties shall meet and discuss a reasonable reduction to the calculation of payments owed to CG for supply of Products for commercial use in Section 7.4.3(a)(ii) (Supply Payment). For any such quarter that the Supply and Sales Fraction exceeds [***], the Effective Royalty Rate for such quarter shall replace the [***] royalty rate set forth in Section 7.4.1 (Products in Territory) for purposes of calculating the royalty payment owed to CG.

For purposes of this Section, the following terms shall mean:

“Average Net Sales per Product” means the total Net Sales for a Product in a calendar quarter divided by the total units of Products accounted for in Net Sales in the same quarter.

“Effective Royalty Rate” means a percentage calculated by the formula [***].

“Supply and Sales Fraction” means the Supply Payment in a given a calendar quarter divided by the Average Net Sales per Product in the same quarter, expressed as a percentage.

“Supply Payment” means the total amount paid by Kissei pursuant to Section 7.4.3 (a)(ii)(Supply Payment) in a calendar quarter divided by the total units of Products purchased by Kissei in the same quarter.

Schedule 7.4.3(d) provides (i) a table showing the relationship between the Supply and Sales Fraction and the Effective Royalty Rate, and (ii) an example to demonstrate the calculations of this Section 7.4.3(d) (Royalty Floor).

7.4.4 Single Royalty. No more than one royalty payment shall be due under this Section 7.4 (Royalty Payments for Products by Kissei) with respect to a sale of a particular Product. For the avoidance of doubt, multiple royalties shall not be payable because the sale of a particular Product is Covered by more than one (1) Valid Claim in the country in which such Product is sold.

7.4.5 Royalty Term. For any Product, the royalty obligations set forth in Section 7.4.1 (Products in Territory) will commence on a country-by-country basis upon the First Commercial Sale of such Product in such country by or under the authority of Kissei, its Affiliates or any of their sublicensees, and expire on a country-by-country basis upon the later of (i) the expiration of the last to expire Valid Claim Covering such Product in such country, and (ii) the twelve (12th) anniversary of the date of First Commercial Sale of such Product in such country (the “Product Royalty Term”).

7.4.6 Other Indications. For clarity, the applicable royalties in this Section 7.4 (Royalty Payments for Products by Kissei) will apply to each Product for the Field whether for the Initial Indication or any Other Indication.

7.4.7 Certain Net Sales. Notwithstanding anything to the contrary in this Agreement, on a Product-by-Product basis and country-by-country basis, all Net Sales of a Product in a country prior to obtaining required governmental pricing and reimbursement approval in such country shall be accrued and Kissei shall make royalty payment on such Net Sales of such Product within [***] after the end of the first calendar quarter following obtaining such required governmental pricing and reimbursement approval in such country.

7.4.8 Rights Following Expiration of Royalty Term. Upon expiry of its payment obligation hereunder with respect to a Product in a country, the license in Section 4.1 (License Grants to Kissei) shall be non-exclusive and fully paid-up in respect of such Product in that country.

7.5 Royalty Payments for Products by CG.

7.5.1 Products in CG Territory. Subject to the terms of Sections 7.5.2 (Products not Covered by a Valid Claim) through 7.5.6 (Other Indications), CG shall pay Kissei, on a quarterly basis, [***] of Net Sales of the applicable Product in the CG Territory, excluding the Lepu Territory, by CG (or its Affiliate or sublicensee hereunder). For avoidance of doubt, no payment shall be due under this Section 7.5.1 (Products in CG Territory) for sales of the Product made in the CG Territory and intended for distribution outside of the CG Territory.

7.5.2 Products not Covered by a Valid Claim. Subject to the terms of Section 7.5.3 (Royalty Payment Offsets) through 7.5.6 (Other Indications), the royalty amounts payable in accordance with Section 7.5.1 (Products in CG Territory) shall be reduced on a Product-by-Product and country-by-country basis by [***] of the amounts otherwise payable pursuant to Section 7.5.1 (Products in CG Territory), as applicable, during any portion of the Product Royalty Term, in which there is not at least one Valid Claim that Covers the sale of such Product in such country.

7.5.3 Royalty Payment Offsets.

(a) Third Party Payments.

(i) Kissei. Kissei shall have the obligation to make payments owed under written agreements entered into by Kissei with Third Parties, as of the Effective Date or during the Term.

(ii) CG. If, after the Effective Date, CG (or its sublicensee) obtains a right or license under any Patent of a Third Party (which right or license includes one or more Patents), where CG (or its sublicensee) determines that such Patent is reasonably necessary for the making, using, selling, offering for sale or importing of a Product, then CG may offset the payments due and payable by CG to Kissei with respect to the Product in a calendar quarter by [***] of the amount of payments paid by CG (or its sublicensee) to such Third Party for such right or license; provided, that (a) no such reduction may be taken with respect to any amounts paid for any Additional Active in a Combination and (b) in no event shall such reductions reduce a payment owed to Kissei for such Product by more than [***] of what would otherwise be owed by CG to Kissei hereunder. For clarity, any such amount that would otherwise be offset if not for such quarterly [***] floor shall be applied to the subsequent royalty payment periods until such amount is fully offset, subject to the applicable floor in each such subsequent royalty payment period.

(b) Biosimilar/Compulsory Competing Product. If following the first commercial sale of a Biosimilar or a Compulsory Competing Product in a country, and, in eachcase, Net Sales of the Product incorporating the same reference product with the same active moiety as such Biosimilar or Compulsory Competing Product in such country in a given [***] period fall by [***] from the Net Sales of such Product in the [***] immediately preceding the [***] in which such launch of the Biosimilar or Compulsory Competing Product occurred, the royalties due and payable by Kissei under Section 7.5.1 (Products in CG Territory) for such Product shall be reduced by [***] in such country.

(c) Royalty Floor. Notwithstanding anything to the contrary in this Agreement, in no event shall the royalties payable to Kissei in accordance with the provisions of Section 7.5.1 (Products in CG Territory) for any Product in any country in any calendar quarter be reduced, pursuant to Section 7.5.2 (Products not Covered by a Valid Claim) or this Section 7.5.3 (Royalty Payment Offsets), to less than [***] of the amount that would otherwise be payable to Kissei in accordance with the provisions of Section 7.5.1 (Products in CG Territory), for such Product in such country in such calendar quarter. For clarity, any such amount that would otherwise be offset if not for such quarterly [***] floor shall be applied to the subsequent royalty payment periods until such amount is fully offset, subject to the applicable floor in each such subsequent royalty payment period; provided, however, that no offsetting shall be allowed at any time subsequent to the expiration of the CG Product Royalty Term (as defined in Section 7.5.5 (CG Royalty Term) below).

7.5.4 Single Royalty. No more than one royalty payment shall be due under this Section 7.5 (Royalty Payments for Products by CG) with respect to a sale of a particular Product. For the avoidance of doubt, multiple royalties shall not be payable because the sale of a particular Product is Covered by more than one (1) Valid Claim in the country in which such Product is sold.

7.5.5 CG Royalty Term. For any Product, the royalty obligations set forth in Section 7.5.1 (Products in CG Territory) will commence on a country-by-country basis upon the First Commercial Sale of such Product in such country in the CG Territory by or under the authority of CG, its Affiliates or any of their sublicensees, and expire on a country-by-country basis upon the later of (i) the expiration of the last to expire Valid Claim Covering such Product in such country, and (ii) the twelve (12th) anniversary of the date of First Commercial Sale of such Product in such country (the “CG Product Royalty Term”).

7.5.6 Other Indications. For clarity, the applicable royalties in this Section 7.5 (Royalty Payments for Products by CG ) will apply to each Product for the Field whether for the Initial Indication or any Other Indication.

7.5.7 Royalty Buy-Out.

(a) Change of Control. In the event of a Change of Control of CG during the Term, CG shall have the right to pay Kissei a single lump-sum in order to terminate CG’s obligation to pay Kissei royalties pursuant to Section 7.5.1 (Products in CG Territory) and convert all licenses in Section 4.2 (License Grants to CG) into fully-paid licenses (the “Buy-Out Option”).

(b) Exercise. CG, itself or through a member of the Transacting Party Group, shall notify Kissei in writing if CG wishes to exercise its Buy-Out Option (“Election Notice”). If CG provides an Election Notice to Kissei, the amount payable by CG to Kissei in consideration for the Buy-Out Option, which shall be the fair market value, shall be determined by a Valuation Firm in accordance with Section 7.5.7(c) (Valuation Firm) (the “Buy-Out Option Price”). Following payment of the Buy-Out Option Price, which shall be within [***] from the date when the amount of the Buy-Out Option Price is so determined, CG’s obligations under Section 7.5 (Royalty Payments for Products by CG) shall be terminated. CG may exercise the Buy-Out Option right only once during the Term, but CG’s non-exercise of the Buy-Out Option for any particular Change of Control does not waive the Buy-Out Option for any subsequent Change of Control. CG must exercise the Buy-Out Option within [***] after the Change of Control occurs or the Buy-Out Option will be deemed waived solely with respect to that Change of Control.

(c) Valuation Firm. The Buy-Out Option Price shall be finally determined by a reputable, independent third-party valuation firm (“Valuation Firm”), at CG’s expense. The Parties shall mutually agree upon a list of no more than [***] valuation firms, and CG shall have the sole right to choose the Valuation Firm from such list; provided that if the Parties, using good faith efforts, cannot agree on a list within [***] of the Election Notice, CG shall choose the Valuation Firm. Prior to disclosing any Confidential Information to the Valuation Firm, CG, alone or in a three-way agreement with Kissei, at Kissei’s reasonable option, shall enter into a confidentiality agreement consistent with Article 10 (Confidentiality) to facilitate disclosure of information to the Valuation Firm. The Valuation Firm shall develop and deliver a report of evidencing its calculations of the Buy-Out Option Price, in accordance with Section 7.5.7(b).

(d) No Obligation. CG and the Transacting Party Group shall have no obligation to exercise the Buy-Out Option, and any solicitation of information or pricing from a Valuation Firm shall not constitute the Election Notice. CG and the Transacting Party Group shall only have the obligation to pay the Buy-Out Option Price to Kissei once CG or the Transacting Party Group provides the Election Notice to Kissei.

ARTICLE 8

PAYMENT TERMS; REPORTS; AUDITS

8.1 Timing of Royalty Payment. All royalty payments shall be made by each Party within [***] of the end of each calendar quarter in which the sale was made.

8.2 Royalty Report. For each calendar quarter for which a Party has an obligation to make royalty payments, such payments shall be accompanied by a report that specifies for such calendar quarter the following information on a country-by-country basis, in sufficient detail to allow such the other Party to verify the amount of royalties paid with respect to such calendar quarter (“Net Sales Report”):

(i) [***];

(ii) [***]; and

(iii) [***].

8.3 Mode of Payment. If a Party is reporting Net Sales for more than one Product, the foregoing information shall be reported on a Product-by-Product basis. All payments hereunder shall be made in immediately available funds to such account as CG or Kissei, as applicable, shall designate from time to time.

8.4 Currency of Payments. All payments under this Agreement shall be made in US dollars. The portion of Net Sales outside of the US shall be first determined in the currency in which they are earned and shall then be converted into an amount in US dollars as follows: (i) with respect to sales by or on behalf of a Party or its Affiliates, using the selling-Party’s customary and usual conversion procedures, to the extent consistent with the then-current Accounting Standard and consistently applied, and (ii) with respect to sales of a Product by or on behalf of a given sublicensee, using the conversion procedures applicable to payments by such sublicensee to Kissei or CG, as applicable, for such sales, provided, that such procedures are reasonable and consistent with industry standards.

8.5 Blocked Currency. If, at any time, legal restrictions prevent a Party from remitting part or all of royalty payments when due with respect to any country where Products are sold, such Party shall continue to provide Net Sales Reports for such royalty payments, and such royalty payments shall continue to accrue in such country, but such Party shall not be obligated to make such royalty payments until such time as payment may be made through reasonable, lawful means or methods that may be available, as the Parties mutually agree.

8.6 Late Payment. Any payments or portions thereof due hereunder which are not paid when due shall bear interest equal to the lesser of (a) the rate equal to the Effective Federal Funds Rate (EFFR) effective for the date that payment was due, as published by The Wall Street Journal on its website at www.wsj.com on the date such payment was due, plus an additional [***], or (b) the maximum rate permitted by Applicable Law, calculated on the number of days such payment is delinquent. This Section 8.6 (Late Payment) shall in no way limit any other remedies available to either Party.

8.7 Taxes. Each Party shall comply with Applicable Laws and regulations regarding filing and reporting for tax purposes. Neither Party shall treat their relationship under this Agreement as a pass through entity for tax purposes. All payments made under this Agreement shall be made free and clear of any and all taxes, duties, levies, fees or other charges, except for withholding taxes and VAT. Each Party, as the Party making royalty payments, shall be entitled to deduct from those royalty payments made under this Agreement the amount of any withholding taxes required to be withheld, to the extent paid to the appropriate governmental authority on behalf of the other Party (and not refunded or reimbursed). Official receipts of payment of any withholding tax shall be secured and sent to the recipient of royalty payments as evidence of such tax payment. The Parties will exercise Commercially Reasonable Efforts to ensure that any withholding taxes imposed are reduced as far as possible under the provisions of any applicable tax treaty. Each Party shall provide reasonable assistance to the other Party in seeking any benefits available to it with respect to government tax withholdings by any relevant law, regulation or double tax treaty. Both Parties agree that under the applicable tax treaty as of the Effective Date, no withholding taxes are due between the US and Japan on any amounts due hereunder, provided that the appropriate procedures are taken by the Parties. All payments made under this Agreement shall be exclusive of VAT (if applicable) and such VAT shall be paid promptly by the Party making the payment on receipt of a valid VAT invoice. Notwithstanding the foregoing, if as a result of either Party assigning this Agreement or changing its domicile, additional taxes become due that would not have otherwise been due hereunder with respect to payments hereunder, such Party shall be responsible for all such additional taxes and shall pay the other Party such amounts as are necessary to ensure that the other Party receives the same amount as it would have received had no such assignment or change in domicile been made.

8.8 Records; Inspection.

8.8.1 Records. Each Party agrees to keep, and to cause its Affiliates and sublicensees to keep, for [***] from the year of creation, complete and accurate records of all sales of Products for each reporting period in which royalty payments are due, showing sales of Products by such Person and applicable deductions in sufficient detail to enable the report provided under Section 8.2 (Royalty Report) to be verified.

8.8.2 Audits. Each Party shall have the right to request that the other Party’s report be verified by an independent, certified and internationally recognized public accounting firm selected by the auditing-Party and acceptable to the other Party (the “CPA Firm”). Such right to request a verified report shall (i) be limited to the [***] during which the Party or its Affiliate or sublicensee is required to maintain records with respect to the same, (ii) not be exercised more than [***], (iii) be exercised only up [***], and (iv) be exercised only for a full calendar year(s), not portions thereof. Subject to Section 8.8.3 (Confidentiality), a Party shall, upon timely request and at least [***] advance notice from the auditing-Party and at a mutually agreeable time during its regular business hours, make its and its Affiliates’ and sublicensees’ records available for inspection by such CPA Firm at such place or places where such records are customarily kept, solely to verify the accuracy of the reports provided under Section 8.2 (Royalty Report) and related payments due under this Agreement. The CPA Firm shall only state factual findings in the audit reports. The CPA Firm shall share all draft audit reports with the audited-Party before the draft audit report is shared with the auditing-Party and before the final document is issued. The final audit report shall be shared with the audited-Party at the same time that it is shared with auditing-Party. Absent clear error, the findings of any such inspection, including the final audit report, shall be binding on both Parties.

8.8.3 Confidentiality. Prior to any audit under Section 8.8.2 (Audits), the CPA Firm shall enter into a written confidentiality agreement with the audited-Party that (i) limits the CPA Firm’s use of the audited-Party’s records to the verification purpose described in Section 8.8.2 (Audits); (ii) limits the information that the CPA Firm may disclose to the auditing-Party to the numerical summary of payments due and paid, whether the payments subject to such audit are correct or incorrect and the specific details concerning any discrepancies; and (iii) prohibits the disclosure of any information contained in such records to any Third Party for any purpose. The Parties agree that all information subject to review under Section 8.8.2 (Audits) and/or provided by the CPA Firm to the auditing-Party is the audited-Party’s Confidential Information.

8.8.4 Underpayment; Overpayment. After reviewing the CPA Firm’s audit report, the audited-Party shall promptly pay any uncontested, understated amounts due to the auditing-Party, together with interest thereon, calculated as set forth in Section 8.6 (Late Payment). Any overpayment made by the audited-Party shall be promptly refunded or fully creditable against amounts payable in subsequent payment periods, at the audited-Party’s election. Any audit under Section 8.8.2 (Audits) shall be at the auditing-Party’s expense; provided, however, the audited-Party shall reimburse reasonable audit fees and other out-of-pocket costs actually incurred by the auditing Party for a given audit if the results of such audit reveal that the audited-Party underpaid the auditing-Party, as applicable, with respect to the royalty payments, by [***] or more of the aggregate amount of such payments due for the audited calendar year(s) (for the avoidance of doubt, such audit calendar year shall consist of four (4) full fiscal quarters); provided, that such amount exceeds [***].

8.8.5 Duration. If a Party does not request an audit of a Net Sales Report within the period during which corresponding records must be maintained by the other Party under Section 8.8.1 (Records), then the Party in receipt of royalty payments shall be conclusively deemed to have accepted such Net Sales Report and the corresponding royalty payments as final and accurate.

8.9 Acknowledgement. The Parties acknowledge that the economic terms and conditions set forth herein were negotiated and agreed to and represent a fair and equitable allocation of the value of the Product(s) for the Field in the Territory and the CG Territory. The

Parties further acknowledge that there is considerable value in the CG IP and CG’s interest in Joint Collaboration IP (including any Know-How in any of the foregoing) that is consistent with the economic terms and conditions herein.

ARTICLE 9

INTELLECTUAL PROPERTY; OWNERSHIP

9.1 CG. As between the Parties, CG will own the entire right, title and interest in, to and under the CG IP (including, as set forth in Section 9.4.1 (Ownership)) and CG Collaboration IP, subject to the licenses granted to Kissei herein.

9.2 Kissei. As between the Parties, Kissei will own the entire right, title and interest in, to and under the Kissei IP (including, as set forth in Section 9.4.1 (Ownership)) and Kissei Collaboration IP, subject to the licenses granted to CG herein.

9.3 Inventorship; CREATE Act.

9.3.1 Inventorship of inventions and discoveries (including Know-How) first conceived or made in the conduct of activities under the Development Program or otherwise under this Agreement will be determined in accordance with United States patent laws for determining inventorship, irrespective of whether such invention or discovery is patentable or incorporated into a patent application.

9.3.2 Notwithstanding anything to the contrary in this Agreement, each Party will have the right to invoke the Cooperative Research and Technology Enhancement Act of 2004, 35 U.S.C. § 103(c)(2)-(c)(3) (as amended from time to time, the “CREATE Act”) when exercising its rights under this Agreement. If a Party intends to invoke the CREATE Act, it will notify the other Party and the other Party will cooperate and coordinate its activities with such Party with respect to filings or other activities in support thereof. The Parties acknowledge and agree that this Agreement is a “joint research agreement” as defined in the CREATE Act.

9.4 Ownership; Collaboration IP; Rights of Joint Owners.

9.4.1 Ownership. Ownership of Collaboration IP will follow inventorship, where (a) CG will own the entire right, title and interest in, to and under the CG Collaboration IP, subject to the licenses granted to Kissei herein; (b) Kissei will own the entire right, title and interest in, to and under the Kissei Collaboration IP, subject to the licenses granted to CG herein; and (c) subject to Section 9.5 (Rights of Joint Owners), the Parties will jointly own the entire right, title and interest in, to and under the Joint Collaboration IP.

9.4.2 Cooperation. Each Party agrees to cooperate with the other Party, including executing documents and making its employees, consultants and agents available, as necessary to accomplish the foregoing.

9.4.3 Each employee, agent or consultant working on behalf of a Party in the performance of activities under this Agreement is, or shall be prior to the performance of any such activities under this Agreement, contractually bound to (i) assign to such Party all of its, his or her right, title and interest in and to any intellectual property, Patents and/or Know-How arising from activities performed by such employee, agent or consultant under this Agreement, and (ii) comply with written confidentiality and non-use obligations that are at least as protective of the other Party and the Confidential Information of the other Party as those set forth in Article 10 (Confidentiality). Each Party shall use commercially reasonable efforts to obtain from any other Third Party working on behalf of a Party in the performance of activities under this Agreement (e.g., any subcontractor, sublicensee, collaborator or service provider) written obligations with respect to assignment of intellectual property rights, confidentiality and non-use substantially similar to those set forth in the preceding sentence.

9.5 Rights of Joint Owners. Subject to the rights and licenses granted pursuant to, and the obligations of each Party under, this Agreement, including the exclusivity obligations under Section 4.3 (Exclusivity), each Party has the right to practice, license, sublicense, assign, transfer and otherwise exploit such Party’s interest in the Joint Collaboration IP for any and all purposes on a worldwide basis without restriction, and without a duty of accounting to the other Party, but with the consent the other Party in case of license, sublicense, assignment, or transfer, provided that such consent shall not be unreasonable withheld or delayed. Each Party will grant and hereby does grant all permissions, consents and waivers with respect to, and all licenses under, such Party’s interest in the Joint Collaboration IP, throughout the world, necessary to provide the other Party with the foregoing rights, and will execute documents and make its employees, consultants and agents available, as may be reasonably requested by the other Party and as necessary to accomplish the foregoing grant of rights set forth in this Section 9.5 (Rights of Joint Owners). In the event of any conflict between the terms of this Section 9.5 (Rights of Joint Owners) and the terms of Article 10 (Confidentiality), the terms of this Section 9.5 (Rights of Joint Owners) shall control.

9.6 Patent Filing, Prosecution, Maintenance and Strategy.

9.6.1 Joint Patent Working Group. The Prosecution and Maintenance of the Kissei Collaboration Patents, the CG Collaboration Patents and the Joint Collaboration Patents shall be coordinated by the JPWG as set forth in Article 3 (Governance). In no event shall the authority of the JPWG exceed that of the JDC or include CG Patents.

9.6.2 CG Patents.

(a) To the extent permitted by CG agreements with Third Parties with respect to CG Patents, as between the Parties, CG shall at its sole discretion (subject to its information sharing obligations under the JPWG), and at its sole expense, have the right (but not the obligation) to Prosecute and Maintain CG Patents inside and outside of the Territory. CG, through the JPWG, will keep Kissei reasonably informed of the status of each CG Patent.

(b) CG will notify Kissei of any decision by CG or its designee not to Prosecute and Maintain, or to cease the Prosecution and Maintenance of, or not to continue to pay the expenses of Prosecution and Maintenance of, any CG Patent. CG will provide such notice at least thirty (30) days prior to any filing or payment due date, or any other due date that requires action, in connection with such CG Patent. In such event, CG shall discuss in good faith through the JPWG with Kissei, subject to CG agreements with Third Parties with respect to such CG

Patents, whether at upon CG express consent, which shall not be unreasonably withheld, and at Kissei’s discretion and expense, Kissei can file or to continue to Prosecute and Maintain such CG Patent. Should Kissei continue the Prosecution and Maintenance of any such CG Patent, such Patent shall cease to be a CG Patent and shall thereafter be a Kissei Collaboration Patent.

9.6.3 CG Collaboration Patents.

(a) As between the Parties, CG shall at its sole discretion (subject to its obligations under the JPWG), and at its sole expense, have the right (but not the obligation) to Prosecute and Maintain CG Collaboration Patents inside and outside of the Territory. Kissei will fully cooperate with CG in connection with the Prosecution and Maintenance of the CG Collaboration Patents, including by providing access to relevant persons and executing all documentation reasonably requested by CG. CG, through the JPWG, will keep Kissei reasonably informed of the status of each CG Collaboration Patent, and will provide Kissei with copies of any substantive filings relating to the CG Collaboration Patents with any patent office at least [***] prior to the submission of such filing. CG will consult with Kissei, including through the JPWG, on its strategy for the Prosecution and Maintenance of the CG Collaboration Patents, and will consider in good faith any timely comments received from or on behalf of Kissei on such filings prior to submission.

(b) CG will notify Kissei of any decision by CG or its designee not to Prosecute and Maintain, or to cease the Prosecution and Maintenance of, or not to continue to pay the expenses of Prosecution and Maintenance of, any CG Collaboration Patent. CG will provide such notice at least [***] prior to any filing or payment due date, or any other due date that requires action, in connection with such CG Collaboration Patent. In such event, unless otherwise recommended by the JPWG due to double patenting (including “obviousness-type” double patenting) or other like concerns that could adversely impact the CG Collaboration Patents, CG shall permit Kissei, at its sole discretion and expense, to file or to continue to Prosecute and Maintain such CG Collaboration Patent. Should Kissei continue the Prosecution and Maintenance of any such CG Collaboration Patent, such Patent shall cease to be a CG Collaboration Patent and shall thereafter be a Kissei Collaboration Patent.

9.6.4 Kissei Collaboration Patents.

(a) As between the Parties, Kissei shall, at its sole discretion (subject to its obligations under the JPWG), and sole expense, have the right (but not the obligation) to Prosecute and Maintain Kissei Collaboration Patents. CG will fully cooperate with Kissei in connection with the Prosecution and Maintenance of the Kissei Collaboration Patents, including by providing access to relevant persons and executing all documentation reasonably requested by Kissei. Kissei, through the JPWG, will keep CG reasonably informed of the status of each Kissei Collaboration Patent, and will provide CG with copies of any substantive filings relating to the Kissei Collaboration Patents with any patent office at least [***] prior to the submission of such filing. Kissei, through the JPWG, will consult with CG, on its strategy for the Prosecution and Maintenance of the Kissei Collaboration Patents, and will consider and incorporate in good faith any timely comments received from CG regarding such filings prior to submission.

(b) Kissei will notify CG and the JPWG of any decision by Kissei or its designee not to file applications for, or to cease the Prosecution and Maintenance of, or not to continue to pay the expenses of Prosecution and Maintenance of, any Kissei Collaboration Patent. Kissei will provide such notice at least [***] prior to any filing or payment due date, or any other due date that requires action, in connection with such Kissei Collaboration Patent. In such event, unless otherwise recommended by the JPWG due to double patenting (including “obviousness-type” double patenting) or other like concerns that could adversely impact the Kissei Collaboration Patents, Kissei shall permit CG, at its sole discretion and expense, to file or to conduct or continue the Prosecution and Maintenance of such Kissei Collaboration Patent. Should CG continue the Prosecution and Maintenance of any such Kissei Collaboration Patent, such Patent shall cease to be a Kissei Collaboration Patent and shall thereafter be a CG Collaboration Patent and Kissei shall nevertheless retain the licenses under such Kissei Collaboration Patent granted to Kissei under this Agreement, including under Article 4 (Licenses and Rights) of this Agreement.

9.6.5 Cooperation. Each Party hereby agrees to: (i) use reasonable efforts to make its employees, agents and consultants reasonably available to the JPWG and to the other Party (or to the other Party’s authorized attorneys, agents or representatives), to the extent reasonably necessary to enable such other Party to undertake any Prosecution and Maintenance described herein; and (ii) reasonably cooperate in any such Prosecution and Maintenance by the other Party at the requesting Party’s reasonable request and cost.

9.7 Enforcement and Defense.

9.7.1 Notices. Each Party will promptly (and in any event within [***] after becoming aware thereof) notify the other Party and the JPWG of any infringement or misappropriation by a Third Party of any Collaboration IP or the CG IP in the Territory of which it becomes aware, including the filing of a Biosimilar Application, the filing of a “patent certification” filed in the United States under 21 U.S.C. §355(b)(2) or 21 U.S.C. §355(j)(2) or similar provisions in other jurisdictions in and outside the Territory and of any request for declaratory judgment, opposition, nullity action, interference, ex-partes and inter-partes reexaminations, ex-partes and inter-partes review, post-grant review, derivation proceeding, or similar action alleging the invalidity, unenforceability or non-infringement of any Collaboration Patent or CG Patent (collectively “Third Party Infringement”).

9.7.2 Kissei Enforcement Rights. Kissei will have the sole right (but not the obligation) to bring and control any legal action (including deciding on any litigation strategy) in connection with a Third Party Infringement of a Kissei Collaboration Patent, Joint Collaboration Patent, CG Patent, and CG Collaboration Patent relating to Products or Companion Diagnostics in the Field in the Territory (“Competitive Infringement”), at its own expense as it reasonably determines appropriate (including selecting counsel of its choice and deciding on any litigation strategy), provided, that Kissei will consult with CG prior to initiating any such action and consider in good faith any input received from CG. CG shall have the right, at its own expense, to be represented in any such action by counsel of its own choice. At Kissei’s request and cost, CG shall provide assistance in connection therewith, including by executing reasonably appropriate documents, providing reasonable access to CG’s premises and employees, cooperating reasonably in discovery and joining as a party to the action if required.

9.7.3 CG Enforcement Rights.

(a) As between the Parties, CG or its designee will have the sole right (but not the obligation) to bring and control any legal action (including deciding on any litigation strategy) in connection with a Third Party Infringement of a Kissei Collaboration Patent, Joint Collaboration Patent, CG Patent, and CG Collaboration Patent in the Territory other than a Competitive Infringement and with a Third Party Infringement of a Kissei Collaboration Patent, Joint Collaboration Patent, CG Patent, and CG Collaboration Patent outside the Territory, at its own expense as it reasonably determines appropriate (including selecting counsel of its choice and deciding on any litigation strategy), and Kissei shall have the right, at its own expense, to be represented in any such action in the Territory by counsel of its own choice. At the request and cost of CG, Kissei shall provide assistance in connection therewith, including by executing reasonably appropriate documents, providing reasonable access to Kissei’s premises and employees, cooperating reasonably in discovery and joining as a party to the action if required.

(b) Without limiting Section 9.7.3(a) (CG Enforcement Rights) and at the written request of Kissei, CG shall consider in good faith, subject to any agreements between CG and a Third Party relating to the Products or Companion Diagnostics, the possibility of Kissei bringing and controlling any legal action (including deciding on any litigation strategy) in connection with a Third Party Infringement of a CG Patent relating to Products or Companion Diagnostics. If CG so agrees, then Kissei may bring and control such legal action.

9.7.4 Biosimilar Application. Notwithstanding Sections 9.7.2 (Kissei Enforcement Rights) and 9.7.3 (CG Enforcement Rights), if either Party or its Affiliates receives a copy of a Biosimilar Application naming a Collaboration Compound, Product or Companion Diagnostic as a reference product or otherwise becomes aware that such a Biosimilar Application has been filed (such as in an instance described in Section 351(1)(9)(c) of the PHSA or an equivalent rule or law in the Territory), such Party will promptly (and in any event within ten (10) Business Days after receipt thereof) notify the other Party and the JPWG. If either Party receives any equivalent or similar certification or notice in the United States, Japan, or any other jurisdiction, such Party will promptly (and in any event within [***] after receipt thereof) notify the other Party and the JPWG, and provide the other Party with copies of such communication. Regardless of the Party, or Affiliate or sublicensee of such Party, as the case may be, that is the “reference product sponsor” for purposes of such Biosimilar Application, with respect to a Biosimilar Application in the Territory:

(a) Kissei will have the right, after consulting with CG, (A) to identify Patents for which the enforcement rights in Section 9.7.2 (Kissei Enforcement Rights) are applicable, or (b) respond to relevant communications under any equivalent or similar listing to those described in the preceding Section 9.7.4 (Biosimilar Application) in the Territory. If required pursuant to Applicable Law, upon Kissei’s request, CG will assist in the preparation of such list and make such response after consulting with Kissei.

(b) CG shall: (a) within [***] after Kissei’s written request, provide Kissei with all information in its possession and Control, including a list of Patents Controlled by CG for which the enforcement rights in Section 9.7.2 (Kissei Enforcement Rights) are applicable, that is necessary or reasonably useful to enable Kissei to make any lists or communications with respect to such Patents that are described in the foregoing Section 9.7.4 (Biosimilar Application) or Section 9.7.4(d) (Biosimilar Application), and (b) cooperate with Kissei’s reasonable requests in connection therewith to the extent not prohibited by law. Kissei will consult with CG prior to identifying any Patents Controlled by CG as contemplated by this Section 9.7.4 (Biosimilar Application). Kissei will consider in good faith advice and suggestions with respect thereto received from CG, and will notify CG of any such lists or communications promptly after they are made.

(c) For the avoidance of doubt, the Parties recognize that procedures other than those set forth above in this Section 9.7.4 (Biosimilar Application) may be applicable to Biosimilar Applications that are not governed by the PHSA or equivalent rule or law in Japan. As a result, if the Parties, acting in good faith, mutually determine that certain provisions of law in the United States or in any other country or jurisdiction are applicable to actions taken by the Parties with respect to Biosimilar Applications under this Section 9.7.4 (Biosimilar Application) in such country or jurisdiction, the Parties will comply with any such law in such country or jurisdiction (and any relevant and reasonable procedures established by the applicable governing body in such jurisdiction) in exercising their respective rights and obligations with respect to Biosimilar Applications under this Section 9.7.4 (Biosimilar Application).

9.7.5 Defense. As between the Parties, the Party controlling the Prosecution and Maintenance of any Patent under Section 9.6 (Patent Filing, Prosecution, Maintenance and Strategy) will have the first right (but not the obligation), at its sole discretion, to defend against a declaratory judgment action or other action challenging any such Patent, including, e.g., opposition or inter-partes review proceedings, other than with respect to (i) any counter-claims in any enforcement action brought by the other Party pursuant to Section 9.7.2 (Kissei Enforcement Rights), Section 9.7.3 (CG Enforcement Rights) or Section 9.7.4 (Biosimilar Application) or (ii) any action by a Third Party in response to such an enforcement action brought by the other Party, which in both cases ((i) and (ii)) will be controlled by such other Party. If the Party controlling such Prosecution and Maintenance of such Patent under Section 9.6 (Patent Filing, Prosecution, Maintenance and Strategy) does not defend such Patent under this Section 9.7.5 (Defense) within [***] (or such shorter period of time as is required to comply with other Applicable Law in the Territory to not waive any statutory rights), or elects not to continue any such defense (in which case it will promptly provide notice thereof to the other Party), then the other Party will have the right (but not the obligation), at its sole discretion, to defend any such Patent in the Territory, after consultation and good faith consideration of any input received from the Party controlling such Prosecution and Maintenance of such Patents under Section 9.6 (Patent Filing, Prosecution, Maintenance and Strategy); provided that, (a) CG shall have no right to defend any Kissei Patent and (b) except as set forth in the first sentence of this Section 9.7.5 (Defense), Kissei shall have no right to defend any CG Patent.

9.7.6 Withdrawal, Cooperation and Participation; Recoveries. With respect to any pending action initiated pursuant to Section 9.7 (Enforcement and Defense), and subject to the terms of this Section 9.7.6 (Withdrawal, Cooperation and Participation; Recoveries):

(a) The non-controlling Party will cooperate with the Party controlling any such action (as may be reasonably requested by the controlling Party), including, at the controlling Party’s sole cost and expense, (a) by providing reasonable access to relevant documents and other evidence, (b) using reasonable efforts to make its and its Affiliates and licensees and sublicensees and their respective employees, subcontractors, consultants and agents available at reasonable business hours and for reasonable periods of time, but only to the extent relevant to such action, and (c) if reasonably necessary, by being joined as a party. The Party controlling any such action will keep the other Party reasonably updated with respect to any such action, including providing copies of all materials and documents received or filed in connection with any such action.

(b) Each Party will have the right to consult with the other Party regarding any such action controlled by such other Party, in each case at such first Party’s sole cost and expense. If a Party elects to so be involved, the Party shall have the right to be represented by its own counsel at its own expense and the controlling Party will provide the other Party and its counsel with an opportunity to consult with the controlling Party and its counsel regarding the prosecution of such action (including reviewing the contents of any correspondence or other documents related thereto), and the controlling Party will take into account reasonable and timely requests of the other Party regarding such enforcement or defense. Except as expressly set forth herein, nothing in this Section 9.7.6 (Withdrawal, Cooperation and Participation; Recoveries) will limit the controlling Party’s ability to conduct any such action.

(c) Any recovery obtained by a Party in connection with or as a result of any action with respect to any Competitive Infringement, whether by settlement or otherwise, shall be shared in order as follows:

(i) the controlling Party shall recoup all of its costs and expenses incurred in connection with such action;

(ii) the other Party shall then, to the extent possible, recover its costs and expenses incurred in connection with such action; and

(iii) any remaining recovery from such action shall be shared by the Parties, [***] in favor of the controlling Party.

9.8 Third Party Infringement Claims.

9.8.1 Notice. In the event that a Third Party shall make any claim, give notice, or bring any suit or other inter parties proceeding against Kissei or CG, or any of their respective Affiliates or licensees or customers, for infringement or misappropriation of any intellectual property rights with respect to the research, development, making, using, selling, offering for sale, import or export of any Collaboration Compounds or Products (“Third Party Infringement Claim”), in each case, the Party receiving notice of a Third Party Infringement Claim shall promptly notify the other Party within [***].

9.8.2 Defense in the Territory. The Parties shall consult as to potential strategies to defend against any Third Party Infringement Claim in the Territory, including by initiating any opposition proceeding against the relevant Third Party’s Patent, consistent with the overall goals of this Agreement, including by being joined as a Party. If the Parties fail to agree on such strategies in the Territory, or if a Party is a named defendant outside of the Territory, and subject to the respective indemnity obligations of the Parties set forth in Article 13 (Indemnification), each

Party shall have the right to defend itself against a suit that names it as a defendant (the “Defending Party”) in its Territory. The Defending Party shall keep the other Party reasonably informed with respect to the defense of such claim and shall consider and take into account the other Party’s reasonable interests and comments regarding the defense of such claim. The other Party shall reasonably assist the Defending Party and cooperate in any such litigation at the Defending Party’s request and expense. In addition, the other Party shall have the right to be represented by its own counsel at its own expense and the Defending Party will provide the other Party and its counsel with an opportunity to consult with the Defending Party and its counsel regarding the defense of such claim.

9.8.3 Costs and Expenses. The Defending Party shall bear all costs and expenses, including but not limited to litigation expenses to defend against any Third Party Infringement Claim; provided, however, that if the non-Defending Party is obligated to Indemnify the Defending Party in respect of such claims in accordance with Article 13 (Indemnification), then the non-Defending Party shall reimburse the Defending Party’s actual, documented cost and expenses. Any damages or settlement amounts paid by Kissei under this Section 9.8 (Third Party Infringement Claims) with respect to a Product, including any amounts paid to a Third Party to the extent attributable to a right or license under any intellectual property of such Third Party in settlement of such Third Party Infringement Claim, may be treated by Kissei as royalties paid to a Third Party under Section 7.4.3(a)(iii) (Kissei) and subject to the credit therein.

9.8.4 Settlement. With respect to any Competitive Infringement, Third Party Infringement Claim or defensive action identified in Section 9.7 (Enforcement and Defense) or this Section 9.8 (Third Party Infringement Claims), the Party controlling such action or the Defending Party, as applicable, will have the right to settle or otherwise dispose of such action on such terms as such Party will determine in its sole discretion, including by granting a license or sublicense to a Third Party under the rights granted to such Party in Article 4 (Licenses and Rights); provided, that any such settlement that results in a sublicense will be subject to the terms and conditions of this Agreement pertaining to sublicenses and, if any such settlement would adversely affect the other Party’s rights under this Agreement or impose a financial obligation upon the other Party or affect the validity or enforceability, of the other Party’s Patents, then any settlement, consent judgment or other voluntary final disposition of such action shall not be entered into without the consent of the other Party (such consent not to be unreasonably withheld, delayed or conditioned).

9.9 Patent Extensions.

9.9.1 If requested by Kissei, CG shall cooperate in obtaining patent term restoration (including equivalents to the Drug Price Competition and Patent Term Restoration Act under Applicable Law in the Territory), supplemental protection certificates or their equivalents, and patent term extensions with respect to the Kissei Collaboration Patents and Joint Collaboration Patents in any country or region in the Territory, where applicable. CG shall provide all reasonable assistance requested by Kissei, including permitting Kissei to proceed with applications for such in the name of CG, if deemed appropriate by Kissei, and executing documents and providing any relevant information (including, for example, all correspondence with any Regulatory Authority regarding the approved Product, Collaboration Compound or Companion Diagnostic) to Kissei.

9.9.2 Kissei shall in its sole discretion determine which, if any, Kissei Collaboration Patents or Joint Collaboration Patents it will apply to extend; provided that Kissei will consider in good faith any timely comments received from or on behalf of CG with respect to such extensions prior to making any application therefor.

9.9.3 CG shall make decisions regarding whether to apply for patent term extensions, including supplementary protection certificates and any other similar extensions that are now or become available in the future, wherever applicable, for the CG Patents and CG Collaboration Patents in any country worldwide. However, at the written request of Kissei, CG shall consider in good faith the possibility of Kissei determining which, if any, CG Patent or CG Collaboration Patents it will apply to extend in the Territory. If CG so agrees, then Kissei may make such determination.

9.10 Patent Listings. With respect to any filings made to Regulatory Authorities with respect to Collaboration Compounds, Products or Companion Diagnostics, including, as required or allowed under Applicable Laws in the Territory equivalent to the FDA’s Orange or Purple Book, if applicable, the Parties will jointly have the right to make any such decision whether to list Patents within the CG IP or the Collaboration IP. The Parties will reasonably cooperate in the implementation of any decision made under this Section 9.10 (Patent Listings). Any dispute under this Section 9.10 (Patent Listings) will be resolved pursuant to the dispute resolution provisions of Article 15 (Dispute Resolution).

9.11 Common Interest. All information exchanged between the Parties regarding the Prosecution and Maintenance, and enforcement and defense, of Patents under this Article 9 (Intellectual Property; Ownership) will be deemed Confidential Information of the disclosing Party. In addition, the Parties acknowledge and agree that, with regard to such Prosecution and Maintenance, and enforcement and defense, the interests of the Parties as collaborators and licensor and licensee are to obtain the strongest patent protection possible, and as such, are aligned and are legal in nature. The Parties agree and acknowledge that they have not waived, and nothing in this Agreement constitutes a waiver of, any legal privilege concerning the Patents under this Article 9 (Intellectual Property; Ownership), including privilege under the common interest doctrine and similar or related doctrines. Notwithstanding anything to the contrary contained herein, to the extent a Party has a good faith belief that any information required to be disclosed by such Party to the other Party under this Article 9 (Intellectual Property; Ownership) is protected by attorney-client privilege or any other applicable legal privilege or immunity, such Party shall not be required to disclose such information and the Parties shall in good faith cooperate to agree upon a procedure (including entering into a specific common interest agreement, disclosing such information on a “for counsel eyes only” basis or similar procedure) under which such information may be disclosed without waiving or breaching such privilege or immunity.

9.12 Trademarks. Kissei shall have the right to brand the Products and Companion Diagnostics in the Territory using Kissei related trademarks and any other trademarks and trade names it determines appropriate for the Products or Companion Diagnostics, which may vary by country or within a country (other than the CG Trademark, the “Specified Marks”). Kissei shall own all rights in, to and under the Specified Marks, including all goodwill associated therewith, and may register and maintain the Specified Marks in the countries and regions it determines reasonably necessary, and no rights are granted to CG or its Affiliates, under this Agreement or otherwise, to use the Specified Marks. CG shall have the right to brand the Products and Companion Diagnostics outside of the Territory using CG related trademarks, including the CG Trademark, and any other trademarks and trade names it determines appropriate for the Products or Companion Diagnostics, which may vary by country or within a country. Notwithstanding anything to the contrary in this Agreement, but subject to the licenses granted to Kissei under Sections 4.1.1 (Products) and 4.1.2 (Companion Diagnostics), the Parties agree and acknowledge that, as between the Parties, CG owns and will own the entire right, title, and interest in, to and under the CG Trademarks as well as CG’s corporate name and any trademarks used by CG, including all registrations and applications for registrations of the foregoing and all goodwill associated therewith; provided, that, Kissei will own goodwill associated with the Specified Marks and with Kissei’s business, generally or as it relates to the Collaboration Compounds, Products or Companion Diagnostics in the Territory.

9.13 Third Party Technologies.

9.13.1 Generally. With respect to the Prosecution and Maintenance, and enforcement, of CG Patents licensed by CG from a Third Party, to the extent CG has the right to do so, CG shall cooperate with Kissei to Prosecute and Maintain, and to enforce, such CG Patents in the Territory in the same manner as set forth in this Article 9 (Intellectual Property; Ownership). As between CG and Kissei, any recoveries from enforcement of such CG Patents licensed from a Third Party (including any amounts that CG receives from the Third Party licensor as a result of such enforcement) shall be shared in accordance with Section 9.7.6 (Withdrawal, Cooperation and Participation; Recoveries), after deducting from such recoveries any amounts owed to the Third Party licensor for such enforcement; provided, that any actions with respect to Competitive Infringement initiated by the Third Party licensor shall be deemed initiated by CG for purposes of Section 9.7.6 (Withdrawal, Cooperation and Participation; Recoveries), and the costs and expenses incurred by CG in such action shall include the costs and expenses reimbursed or required to be reimbursed by CG to the Third Party licensor in such action.

ARTICLE 10

CONFIDENTIALITY

10.1 Non-use and Non-disclosure of Confidential Information. During the Term, and for a period of [***] thereafter, each Party shall (i) except to the extent expressly permitted by this Agreement or otherwise agreed to in writing, keep confidential and not disclose to any Third Party any Confidential Information of the other Party; (ii) except to the extent expressly permitted by this Agreement or reasonably necessary for the performance of its obligations or the exercise of its rights under this Agreement or otherwise agreed to in writing, not use for any purpose any Confidential Information of the other Party; and (iii) take all reasonable precautions to protect the Confidential Information of the other Party, including all precautions a Party employs with respect to its own confidential information.

10.2 Exclusions Regarding Confidential Information. Notwithstanding anything set forth in this Article 10 (Confidentiality) to the contrary, the obligations of Section 10.1 (Non-use and Non-disclosure of Confidential Information) above shall not apply to the extent that the Party seeking the benefit of the exclusion can demonstrate that the Confidential Information of the other Party:

(a) was already known to the receiving Party, other than under an obligation of confidentiality, at the time of receipt by the receiving Party;

(b) was generally available to the public or otherwise part of the public domain at the time of its receipt by the receiving Party;

(c) became generally available to the public or otherwise part of the public domain after its receipt by the receiving Party other than through any act or omission of the receiving Party in breach of this Agreement;

(d) was received by the receiving Party without an obligation of confidentiality from a Third Party having the right to disclose such information without restriction;

(e) was independently developed by or for the receiving Party without use of or reference to the Confidential Information of the other Party; or

(f) was released from the restrictions set forth in this Agreement by express prior written consent of the Party.

10.3 Authorized Uses and Disclosures of Confidential Information. Notwithstanding the provisions of Sections 10.1 (Non-use and Non-disclosure of Confidential Information) and 10.2 (Exclusions Regarding Confidential Information) and subject to this Section 10.3 (Authorized Uses and Disclosures of Confidential Information), each Party may use or disclose the Confidential Information of the other Party as follows:

(a) to the extent required by any Applicable Law, rule or governmental regulation, including as may be required in connection with any filings made with, or by the disclosure requirements of a major stock exchange; provided, that the Party seeking to disclose the Confidential Information of the other Party (i) inform the other Party prior to making any such disclosures and cooperate with the other Party, upon request, in seeking a protective order or other appropriate remedy (including redaction) and (ii) whenever possible, request confidential treatment of such information; provided that any Confidential Information that is disclosed as permitted by this Section 10.3(a) (Authorized Uses and Disclosures of Confidential Information) shall remain otherwise subject to the confidentiality and non-use provisions of this Article 10 (Confidentiality);

(b) to the extent such use or disclosure is reasonably required in the Prosecution and Maintenance of a Patent in accordance with this Agreement;

(c) as reasonably necessary to obtain or maintain any regulatory approval, including to conduct preclinical studies and clinical trials and for pricing approvals, for any Products, provided, that, the disclosing Party shall take all reasonable steps to limit disclosure of the Confidential Information outside such regulatory agency and to otherwise maintain the confidentiality of the Confidential Information;

(d) to the extent reasonably necessary to file or pursue any legal action that it deems necessary to protect its interest under, or to enforce compliance with the terms and conditions of, this Agreement; or

(e) to the extent reasonably necessary, to permitted sublicensees, licensees, collaborators, vendors, consultants, agents, attorneys, contractors and clinicians under written agreements of confidentiality at least as restrictive on those set forth in this Agreement, who have a need to know such information for such Party to perform its obligations or exercise its rights under this Agreement. Further, the receiving Party may disclose Confidential Information of the disclosing Party to existing or potential acquirers, merger partners, collaborators, licensees, sublicensees and sources of financing or to professional advisors (e.g., attorneys, accountants and prospective investment bankers) involved in such activities, for the limited purpose of evaluating such transaction, collaboration, or license or sublicense and under appropriate conditions of confidentiality, only to the extent necessary and with the agreement by those permitted individuals to maintain such Confidential Information in strict confidence.

10.4 Terms of this Agreement. The Parties agree that this Agreement and the terms hereof will be considered Confidential Information of both Parties.

10.5 Prior Agreements. As of the Effective Date, as between the Parties, (a) all “Confidential Information” or “Information” (as defined in the Mutual Confidentiality Agreement effective as of November 15th, 2018 and as amended as of November 6th, 2019 by and between CG and Kissei (the “CDA”) ) and all other information exchanged between the Parties thereunder relating to the subject matter of this Agreement shall be deemed Confidential Information hereunder and shall be subject to the provisions of this Article 10 (Confidentiality), and (b) without limiting the provisions of Section 16.5 (Integration), the confidentiality provisions of the CDA shall be superseded by the provisions of this Article 10 (Confidentiality).

10.6 No License. As between the Parties, Confidential Information disclosed hereunder shall remain the property of the disclosing Party. Disclosure of Confidential Information to the other Party shall not constitute any grant, option or license to the other Party, beyond those licenses expressly granted under Article 4 (Licenses and Rights), under any patent, trade secret or other rights held by the disclosing Party.

ARTICLE 11

PUBLICITY; PUBLICATIONS; USE OF NAME

11.1 Initial Press Release. The Parties shall have the right to make a public announcement of the execution of this Agreement in the form of the press release, to be mutually agreed upon by the Parties, on or shortly following the Effective Date, and thereafter each Party shall be entitled to make or publish any public statement consistent with the contents thereof upon [***] prior notice to the other Party, but only to the extent such subsequent publication or public statement only discloses information that has previously been approved for disclosure by the other Party. For the avoidance of doubt, each Party may make subsequent public disclosure of the all or a portion of the contents of the initial press release without the further approval of the other Party.

11.2 Releases. Except as provided in Section 11.1 (Initial Press Release), the text of any other press releases or other public statements or announcement concerning this Agreement, the subject matter hereof, or the research, development or commercial results of products hereunder (a “Release”) shall be addressed pursuant to this Section 11.2 (Releases).

11.2.1 Releases Reporting the Activities of the Development Program. Subject to Section 11.2.4 (Releases Requires by Law or Regulation), neither Party may issue a Release reporting on the activities under the Development Program without the prior written consent of the other, which consent shall not be unreasonably withheld, conditioned or delayed.

11.2.2 Releases Reporting on the Development or Commercialization of Collaboration Compounds, Products and Companion Diagnostics. Subject to Section 11.2.4 (Releases Requires by Law or Regulation), in connection with the development (outside the Development Program) or commercialization of Collaboration Compound, Products and Companion Diagnostics:

(a) CG may not issue a Release without Kissei’s prior written consent; and

(b) Kissei may not issue a Release without CG’s prior written consent if it includes reference to CG by name, which, in each case, consent shall not be unreasonably withheld, conditioned or delayed.

11.2.3 Approved Releases. If a Release requires consent pursuant to this Section 11.2 (Releases), (a) the Party reviewing such Release shall notify the Party seeking to issue such Release of any such consent (together with any associated comments) or denial (together the rationale therefor) within [***] of receipt of a draft of the proposed Release and (b) once consent has been given both Parties may make subsequent public disclosure of the contents of such statement without the further approval of the Party whose consent was required; provided, such content is not presented with any new data or information or conclusions and/or in a form or manner that materially alters the understanding of the subject matter therein.

11.2.4 Releases Required by Law or Regulation. Each Party may issue any Release it is required to issue by Applicable Law or regulation or rules of any stock exchange on which it or its Affiliate’s equity securities is traded (such a Release, a “Required Release”) in accordance with the following procedure: the Party proposed to issue a Required Release (the “Requesting Party”) shall provide the other Party (the “Reviewing Party”) with a draft of the Required Release at least [***] in advance of the issuance thereof, to the extent practicable under the circumstances. The Reviewing Party may notify the Requesting Party of any reasonable objections or suggestions that such Party may have regarding the content in the draft Required Release provided for review under this Section 11.2.4 (Releases Requires by Law or Regulation), and the Requesting Party shall reasonably consider any such objections or suggestions that are provided within [***]. The principles to be observed with respect to disclosures of Required Release shall include accuracy, compliance with Applicable Law and regulatory guidance documents, reasonable sensitivity to potential negative reactions of a Regulatory Authority, reasonable sensitivity to commercial information of value to competitors, the need to keep investors informed regarding the Requesting Party’s business. The Requesting

Party may disclose the Confidential Information of the Reviewing Party solely as permitted under Article 10 (Confidentiality), including Section 10.3(a) (Authorized Uses and Disclosures of Confidential Information).

11.2.5 Publications. Notwithstanding Sections 11.2.1 (Releases Reporting the Activities of the Development Program) to 11.2.4 (Releases Require by Law or Regulation), both Parties recognize that the publication or disclosure of papers, presentations, abstracts or any other written or oral presentations regarding results of and other information regarding the Products or Products obtained by or on behalf of the Parties in the performance of their obligations under this Agreement for the Territory including the P3 Trial may be beneficial to both Parties, provided, that such publications or presentations are subject to reasonable controls to protect Confidential Information, the patentability of inventions and other commercial considerations. Accordingly, the following shall apply with respect to any such papers and presentations proposed for disclosure by either Party (the “Disclosing Party”):

The other Non-Disclosing Party shall have the right to review and approve any such proposed paper or presentation. The Disclosing Party shall submit to the Non-Disclosing Party the proposed publication or presentation (including posters, slides, abstracts, manuscripts, marketing materials and written descriptions of oral presentations) at least [***] prior to the date of submission for publication or the date of presentation, whichever is earlier, of any of such submitted materials. The Non-Disclosing Party shall review such submitted materials and respond to the Disclosing Party as soon as reasonably possible, but in any case within [***] ([***] for abstracts) of receipt thereof. At the option of the Non-Disclosing Party, the Disclosing Party shall (a) delete from such proposed publication or presentation any Confidential Information of the Non-Disclosing Party, and/or (b) delay the date of such submission for publication or the date of such presentation for a period of time sufficiently long (but in no event longer than an additional [***]) to permit the Non-Disclosing Party to prepare and file a patent application for any patentable subject matter in accordance with Section 9.6 (Patent Filing, Prosecutions, Maintenance and Strategy), and/or (c) in the case of proposed publication or presentation under clause (ii) above, delete from such proposed publication or presentation any information described in such clause (ii) the disclosure of which information could have an adverse effect on the further research, development, manufacture or commercialization of the relevant Collaboration Compound, Product or Companion Diagnostic as reasonably determined by Non-Disclosing Party. Once a publication has been approved by the Non-Disclosing Party, the Disclosing Party may make subsequent public disclosure of the contents of such publication without the further approval of the Non-Disclosing Party; provided, such content is not presented with any new data or information or conclusions and/or in a form or manner that materially alters the understanding of the subject matter therein.

In addition, CG will submit to Kissei the proposed publications or presentations (including posters, slides, abstracts, manuscripts, marketing materials and written descriptions of oral presentations) for CG Territory Activities prior to the date of submission for publication or the date of presentation, whichever is earlier, of any of such submitted materials for Kissei’s review to the extent possible under agreements with Third Parties existing at the time of such submission. In the case that such prior submission is not possible due to such agreements with Third Parties, CG will submit the materials to Kissei immediately after the publication or presentation.

11.3 No Right to Use Names. Except as expressly provided herein, no right, express or implied, is granted by the Agreement to Kissei to use in any manner the name of “CG Oncology” or any other trade name, symbol, logo or trademark or derivative thereof of CG or its Affiliates, or to CG to use in any manner the name of “Kissei” or any other trade name, symbol, logo or trademark or derivative thereof of Kissei or its Affiliates, in connection with the performance of this Agreement or otherwise.

ARTICLE 12

REPRESENTATIONS AND WARRANTIES; DISCLAIMERS

12.1 Mutual Representations and Warranties. Each Party represents and warrants to the other Party that:

(a) it is validly organized under the laws of its jurisdiction of incorporation;

(b) it has obtained all necessary consents, approvals and authorizations of all governmental authorities and other persons or entities required to be obtained by it in connection with this Agreement;

(c) the execution, delivery and performance of this Agreement have been duly authorized by all necessary corporate action on its part;

(d) it has the legal right and power to enter into this Agreement and to fully perform its obligations hereunder;

(e) the performance of its obligations will not conflict with such Party’s charter documents or any agreement, contract or other arrangement to which such Party is a party;

(f) it follows reasonable commercial practices common in the industry to protect its proprietary and confidential information, including requiring its employees, consultants and agents to be bound in writing by obligations of confidentiality and non-disclosure, and requiring its employees, consultants and agents to assign to it any and all inventions and discoveries discovered by such employees, consultants or agents made within the scope of, and during their employment, and only disclosing proprietary and confidential information to Third Parties pursuant to written confidentiality and non-disclosure agreements; and

(g) neither it nor anyone employed by it has been debarred under 21 USC § 335a, disqualified under 21 USC § 312.70 or § 812.119, sanctioned by a Federal Health Care Program (as defined in 42 USC § 1320a-7b(f)), including the federal Medicare or a state Medicaid program, or debarred, suspended, excluded or otherwise declared ineligible from any other similar regional, national, federal or state agency or program. If a Party receives notice of debarment, suspension, sanction, exclusion, ineligibility or disqualification under the foregoing-referenced statutes, such Party shall notify the other Party within two (2) Business Days of its becoming aware of this fact, and the Parties shall agree upon appropriate action to address the matter.

12.2 Compliance. Each Party covenants as follows:

12.2.1 In the performance of its obligations under this Agreement, each Party shall comply and shall cause its and its Affiliates’ employees, licensees, sublicensees, and contractors to comply with all Applicable Laws.

12.2.2 Each Party and its and its Affiliates’ employees, licensees, sublicensees, and contractors shall not, in connection with the performance of their respective obligations under this Agreement, directly or indirectly through Third Parties, pay, promise, or offer to pay, or authorize the payment of, any money or give any promise or offer to give, or authorize the giving of anything of value to a Public Official or Entity or other person for purpose of obtaining or retaining business for or with, or directing business to, any person, including, each Party (and each Party represents and warrants that as of the Effective Date, such Party, and to its knowledge, its and its Affiliates’ employees, licensees, sublicensees, and contractors, have not directly or indirectly promised, offered, or provided any corrupt payment, gratuity, emolument, bribe, kickback, illicit gift, or hospitality or other illegal or unethical benefit to a Public Official or Entity or any other person in connection with the performance of such Party’s obligations under this Agreement, and such Party covenants that it and its Affiliates’ employees, licensees, sublicensees, and contractors shall not, directly or indirectly, engage in any of the foregoing)

12.2.3 Each Party and its Affiliates, and their respective employees, licensees, sublicensees, and contractors, in connection with the performance of their respective obligations under this Agreement, shall not violate or cause the violation of the Anti-Corruption Laws, Export Control Laws, or any other Applicable Laws, or otherwise cause any reputational harm to the other Party.

12.2.4 Each Party shall immediately notify the other Party if it has any information or suspicion that there may be a violation of the Anti-Corruption Laws, Export Control Laws, or any other Applicable Laws in connection with the performance of this Agreement or the development or commercialization of any Product.

12.2.5 Each Party will have the right, upon reasonable prior written notice and during the other Party’s regular business hours, to conduct at its own cost and expenses inspections of and to audit the other Party’s books and records in the event of a suspected violation or to ensure compliance with the representations, warranties, and covenants of this Section 12.2 (Compliance) provided, however, that in the absence of good cause for such inspections and audits, each Party exercise this right no more than annually.

12.2.6 In the event that one Party has violated or been suspected of violating any of the representations, warranties, or covenants in this Section 12.2 (Compliance), such Party will cause its or its Affiliates’ personnel or others working under its direction or control to submit to periodic training that it will provide on Anti-Corruption Law compliance or other relevant compliance.

12.2.7 Each Party will, at the other’s request, annually certify to the other Party in writing its compliance, in connection with the performance of its obligations under this Agreement, with the representations, warranties, or covenants in Section 12.2 (Compliance), which certification shall be issued by its appropriate executive.

12.2.8 Each Party shall have the right to suspend or terminate this Agreement in its entirety where there is a credible finding, after a reasonable investigation, that the other Party or its Affiliates, licensees, or sublicensees in connection with the performance of such other Party’s obligations under this Agreement, has engaged in chronic or material violations of the Anti-Corruption Laws.

12.3 CG Covenants and Additional Representations and Warranties. CG also covenants that CG will not, and will cause its Affiliates to not, grant during the term of this Agreement, any right, license or interest in or to the Licensed Intellectual Property or any portion thereof, inconsistent with the rights granted to Kissei herein; and CG represents and warrants to Kissei that

(a) to its actual knowledge, CG owns the entire right, title and interest in, or otherwise Controls the CG IP and it has the legal right and power to extend the rights and licenses granted to Kissei hereunder free and clear of all Encumbrances;

(b) as of the Effective Date, (i) CG has not been notified of any action, lawsuit, claim or arbitration proceeding contesting the validity, ownership or enforceability of the Licensed Intellectual Property, and (ii) to its actual knowledge, there is no reasonable threat of any actions, lawsuits, claims or arbitration proceedings contesting the validity, ownership or enforceability of the Licensed Intellectual Property; provided, however, that nothing in this Section 12.3 (CG Covenants and Additional Representations and Warranties) shall be interpreted as requiring CG to have undertaken any inquiries or to have obtained any freedom to operate opinion;

(c) to its actual knowledge, as of the Effective Date, no activities of any Third Parties are infringing or threatening to infringe or misappropriating or threatening to misappropriate any CG IP (including any pending Patent applications and registrations within the CG IP as if such applications or registrations were to issue or become registered);

(d) to its actual knowledge, as of the Effective Date (i) the conception, reduction to practice or creation of the CG IP did not infringe or misappropriate or otherwise violate any intellectual property right of any Third Party under the Applicable Laws of any jurisdiction where there is a Valid Claim; (ii) the research, development, manufacture or commercialization of Products based upon the CG IP does not infringe or misappropriate or otherwise violate any intellectual property right of any Third Party under the Applicable Laws of any jurisdiction where there is a Valid Claim; and (iii) the CG Patents are not dominated by any Patent of any Third Party and not Controlled by CG;

(e) as of the Effective Date, (i) to its actual knowledge, none of the CG Patents has ever been, or now are subject to any pending or threatened, re-examination, opposition, interference or litigation proceedings; and (ii) there are no acts or omissions of CG that would reasonably (a) constitute inequitable conduct, fraud or misrepresentation with respect to any Patent application included within CG Patents or (b) render any Patent within the CG Patents invalid or unenforceable in whole or in part;

(f) as of the Effective Date, neither CG nor any of its Affiliates has (i) granted any Third Party the right to control the Prosecution and Maintenance of any of the CG Patents in the Territory, (ii) granted any Third Party the right to bring infringement actions with respect to, or otherwise to enforce rights with respect to, any of the CG Patents in the Territory, or (iii) expressly agreed not to sue or to indemnify any Third Party against any charge of infringement of any of CG Patents in the Territory;

(g) except as set forth on Schedule 12.3(g), as of the Effective Date, there are no agreements between CG or its Affiliates with any Third Parties (i) pursuant to which a Third Party has obtained, or has a right to obtain, a license, right, or interest in, or to use, any CG IP in the Territory or (ii) pursuant to which CG or its Affiliate otherwise owes, or would otherwise owe, payments to a Third Party as a result of the activities conducted hereunder (whether by CG or Kissei or their respective Affiliates or (sub)licensees), including the grant of rights, interests, and licenses under this Agreement or the transfer or sale of Products;

(h) CG has made available to Kissei true and complete copies of the Existing In-License; and the agreement referenced in Schedule 12.3(g).

12.4 Disclaimers. EXCEPT AS OTHERWISE EXPRESSLY STATED IN THIS AGREEMENT, NEITHER PARTY MAKES ANY REPRESENTATION OR WARRANTY OF ANY KIND WITH RESPECT TO PATENTS, KNOW-HOW, MATERIALS OR CONFIDENTIAL INFORMATION SUPPLIED BY IT TO THE OTHER PARTY HEREUNDER, AND EXPRESSLY DISCLAIMS ALL WARRANTIES, EXPRESS OR IMPLIED, INCLUDING BUT NOT LIMITED TO WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE AND NON INFRINGEMENT.

ARTICLE 13

INDEMNIFICATION

13.1 Indemnification.

13.1.1 Subject to Section 13.2 (Procedure), CG shall indemnify, defend and hold harmless (“Indemnify”) Kissei, its Affiliates and their respective directors, officers, and employees and the successors and assigns of any of the foregoing (“Kissei Indemnitees”) harmless from and against any and all liabilities, damages, settlements, penalties, fines, costs or expenses (including reasonable attorneys’ fees and other expenses of litigation) (collectively, “Loss” or “Losses”) resulting from any Third Party claims, suits, actions, demands or judgments (“Third Party Claims”) arising out of (a) breach by CG of this Agreement, including any of the representations and warranties made by CG under Article 12 (Representations and Warranties; Disclaimers), (b) any CG Indemnitee’s gross negligence or willful misconduct, or (c) the activities performed by or on behalf of CG or any of its Affiliates or its or their licensees (i) in connection with the exercise of its licenses and rights hereunder, including product liability claims and infringement claims (including the costs and expenses described in Section 9.8.3 (Costs and

Expenses)) or (ii) unrelated to the Development Program, Collaboration Compound, Product or Companion Diagnostic, except, in each case (a) through (c), that CG’s obligation to Indemnify the Kissei Indemnitees pursuant to this Section 13.1.1 (Indemnification) shall not apply to the extent that any such Losses are Losses for which Kissei is obligated to Indemnify the CG Indemnitees pursuant to Section 13.1.2 (Indemnification).

13.1.2 Subject to Section 13.2 (Procedure), Kissei shall Indemnify CG, its Affiliates and their respective directors, officers, and employees and the successors and assigns of any of the foregoing (“CG Indemnitees”) harmless from and against any and all Losses resulting from any Third Party Claims arising out of (a) breach by Kissei of this Agreement, including any of the representations and warranties made by Kissei under Article 12 (Representations and Warranties; Disclaimers), (b) any Kissei Indemnitee’s gross negligence or willful misconduct, or (c) the activities performed by or on behalf of Kissei or any of its Affiliates or its or their sublicensees (i) in connection with the exercise of its licenses and rights hereunder, including, product liability and infringement claims (including the costs and expenses described in Section 9.8.3 (Costs and Expenses)) or (ii) unrelated to the Development Program, Collaboration Compound, Product or Companion Diagnostic, except, in each case (a) through (c), that Kissei’s obligation to Indemnify the CG Indemnitees pursuant to this Section 13.1.2 (Indemnification) shall not apply to the extent that any such Losses are Losses for which CG is obligated to Indemnify the Kissei Indemnitees pursuant to Section 13.1.1 (Indemnification).

13.2 Procedure. In order for a Party to be eligible to claim indemnification under this Agreement (the “Indemnitee”), it shall promptly notify the other Party (the “Indemnitor”) in writing of such alleged Loss. Except as provided in Section 9.8.2 (Defense in the Territory), the Indemnitor shall have the exclusive right to control the defense or settlement thereof with counsel of its choice as long as such counsel is reasonably acceptable to Indemnitee; provided, however, that the Indemnitor shall not enter into any settlement that admits fault, wrongdoing or damages without the Indemnitee’s written consent, such consent not to be unreasonably withheld, conditioned or delayed. Any Indemnitee shall have the right to retain its own counsel at its own expense for any reason, provided, however, that if the Indemnitee shall have reasonably concluded, based upon a written opinion from outside legal counsel, that there is a conflict of interest between the Indemnitor and the Indemnitee in the defense of such action by the Indemnitor’s selected counsel, the Indemnitor shall pay the fees and expenses of one law firm serving as counsel for the Indemnitee. In any event, the Indemnitor shall have no obligations with respect to any Losses resulting from the Indemnitee’s admission, settlement or other communication without the prior written consent of the Indemnitor. The Indemnitee, its employees and agents, shall reasonably cooperate with the Indemnitor and its legal representatives in the investigation of any Third Party Claims covered by this Agreement. The failure to deliver written notice to the Indemnitor within a reasonable time after the commencement of any such action, to the extent prejudicial to its ability to defend such action, shall relieve the Indemnitor of any obligation to the Indemnitee under this Section 13.2 (Procedure). It is understood that only Kissei or CG may claim indemnity under this Agreement (on its own behalf or on behalf of its Indemnitees), and other Indemnitees may not directly claim indemnity hereunder.

13.3 Insurance.

13.3.1 Insurance Coverage. Subject to Section 13.3.4 (Election to Self-Insure), each Party shall obtain and maintain comprehensive general liability insurance customary in the industry for companies of similar size conducting similar business, and in any case sufficient to cover its obligations.

13.3.2 Evidence of Insurance. Within [***] of signing this Agreement, each Party shall provide the other Party with its certificate of insurance evidencing the insurance coverage set forth Section 13.3.1 (Insurance Coverage). Each Party shall provide to the other Party at least thirty (30) days prior written notice of any cancellation, non-renewal or material change in any of such insurance coverage.

13.3.3 Product / Clinical Trial Liability Insurance. Commencing not later than [***] prior to the a Clinical Trial pursuant to the Development Plan under this Agreement with respect to a Collaboration Compound, Product or Companion Diagnostic by a Party or any of its Affiliates or sublicensees, such Party and such Affiliate or sublicensee shall have and maintain such type and amounts of Products / Clinical Trial Liability insurance covering the development, manufacture, use and sale of Products, Products and Companion Diagnostics as is normal and customary in the industry generally for parties similarly situated, but, in any event, with a minimum combined single limit per occurrence for products / clinical trials liability as follows: (a) a minimum limit of [***] for any period during which such Party or any of its sublicensees is conducting a Clinical Trial with any Collaboration Compound(s), Product(s) or Companion Diagnostic(s); and (b) a minimum limit of [***] for any period during which Kissei or any of its Affiliates or sublicensees is selling any Product(s) or Companion Diagnostic(s) in the Territory. Each of the above insurance policies shall be primary insurance.

13.3.4 Election to Self-Insure. In the event that either Party is or becomes an entity which, by Change of Control or otherwise, together with its Affiliates, has worldwide revenues from pharmaceutical sales in excess of [***] per year, the obligations set forth in Section 13.3.3 (Product / Clinical Trial Liability Insurance), Section 13.3.1 (Insurance Coverage) and Section 13.3.2 (Evidence of Insurance) above shall not apply with respect to such Party, if such Party notifies the other Party in writing that it elects to provide coverage through a commercially reasonable program of self-insurance; provided, however, that the obligations set forth in Section 13.3.1 (Insurance Coverage), Section 13.3.2 (Evidence of Insurance) and Section 13.3.3 (Product / Clinical Trial Liability Insurance) above shall resume with respect to such Party and its Affiliates, or successor-in-interest and its Affiliates, if such program of self-insurance is terminated or discontinued for any reason.

13.4 Limitation of Damages. NEITHER PARTY HERETO WILL BE LIABLE FOR INDIRECT, INCIDENTAL, CONSEQUENTIAL, SPECIAL, EXEMPLARY, OR PUNITIVE DAMAGES, INCLUDING LOST PROFITS, ARISING FROM OR RELATING TO THIS AGREEMENT, REGARDLESS OF ANY NOTICE OF SUCH DAMAGES, EXCEPT IN RESPECT OF ANY BREACH OF A PARTY’S OBLIGATIONS UNDER SECTION 4.3 (EXCLUSIVITY) OR ARTICLE 10 (CONFIDENTIALITY) OR INDEMNIFICATION OBLIGATIONS UNDER THIS ARTICLE 13 (INDEMNIFICATION) FOR CLAIMS OF THIRD PARTIES.

ARTICLE 14

TERM; TERMINATION

14.1 Term. The term of this Agreement (the “Term”) shall commence on the Effective Date and, unless sooner terminated as provided in this Article 14 (Term; Termination), shall continue in full force and effect, on a country-by-country and Product-by-Product basis until there is no remaining royalty payment or other payment obligation in such country with respect to such Product, at which time this Agreement shall expire with respect to such Product in such country. Subject to Section 7.4.8 (Rights Following Expiration of Royalty Term) the Term shall expire on the date this Agreement has expired in its entirety with respect to all Products in all countries in the world. Following the expiration of the Term, (i) the grants in Section 4.1.1 (Products) and Section 4.1.2 (Companion Diagnostics) shall become non-exclusive, fully-paid, royalty-free and irrevocable and (ii) Kissei shall have the right to negotiate directly with CG’s then-existing CMO(s), including Fuji Film, an agreement for the manufacture and supply of the Collaboration Compound and Product independent of, and without any financial obligation to, CG.

14.2 Termination by Either Party for Material Breach. Either Party may terminate this Agreement (a) on a Product-by-Product basis by written notice to the other Party for any material breach of this Agreement by the other Party specific to a particular Product or (b) in its entirety by written notice to the other Party for any material breach of this Agreement by the other Party that is not specific to a particular Product, if, in the case of remediable breach, such material breach is not cured within [***] ([***] for payment defaults) after the breaching Party receives written notice of such breach from the non-breaching Party; provided, that if such breach is not capable of being cured within such [***] ([***]) period, the cure period shall be extended for such amount of time that the Parties may agree in writing is reasonably necessary to cure such breach, so long as (1) the breaching Party is making Commercially Reasonable Efforts to do so, and (2) the Parties agree on an extension within such [***] ([***]) period. Notwithstanding anything to the contrary herein, if the allegedly breaching Party in good faith either disputes (i) whether a breach is material or has occurred or (ii) the alleged failure to cure or remedy such material breach, and provides written notice of that dispute to the other Party within the above time periods, then the matter will be addressed under the dispute resolution provisions in Article 15 (Dispute Resolution), and the notifying Party may not so terminate this Agreement until it has been determined under Article 15 (Dispute Resolution) that the allegedly breaching Party is in material breach of this Agreement, and such breaching Party further fails to cure such breach within [***] ([***] for payment defaults) (or such longer period as determined by the arbiter of such dispute resolution) after the conclusion of that dispute resolution procedure.

14.3 Termination by Either Party for Insolvency or Bankruptcy.

(a) Either Party may terminate this Agreement, effective on written notice to the other Party, upon (i) the liquidation, dissolution, winding up, adjudication of insolvency or bankruptcy, (ii) the filing of any petition therefor, appointment of a receiver, custodian or trustee with respect to all or substantially all of such other Party’s (the “Bankrupt Party”) assessor (iii) any other similar proceeding (the proceedings referred to in (i) through (iii), the “Insolvency Proceedings”), by or of the Bankrupt Party where such Insolvency Proceeding is not dismissed or vacated within [***].

(b) All rights and licenses granted pursuant to this Agreement are for purposes of Section 365(n) of Title 11 of the United States Code or any equivalents thereof in any other countries (“Title 11”), licenses of rights to “intellectual property” as defined in Title 11.

(c) The Parties recognize that this Agreement is personal to the Parties and that intellectual property law excuses a Party from accepting the performance from or rendering performance to anyone other than the other Party.

14.4 Termination for Patent Challenge. If, without the prior consent of CG and except as provided below, Kissei or any of its Affiliates or its or their sublicensees voluntarily challenges under any court action or proceeding, or before any patent office, the validity, patentability, enforceability, scope or non-infringement of any CG Patent, or voluntarily initiates a reexamination of any such Patent, or voluntarily assists any Third Party to conduct any of the foregoing activities (each, a “Challenge”), then either (a) Kissei or its Affiliate or sublicensee shall withdraw (or cause to be withdrawn) such Challenge within [***] after being requested to do so by CG in writing and CG shall have no right to terminate this Agreement pursuant to this Section 14.4 (Termination for Patent Challenge) with respect to such Challenge; or (b) if such challenge is maintained or is not capable of being withdrawn and terminated, CG shall have the right to terminate this Agreement on [***] written notice to Kissei; such termination to be effective immediately. However the foregoing shall not apply: (i) to any such action or proceeding brought in response to an action brought by or under the authority of CG or its Affiliate against Kissei, its Affiliate or sublicensee for infringement of any CG Patent, (ii) to any ordinary course Prosecution and Maintenance matters (i.e., those intended to cause a Patent to issue or strengthen an already issued Patent or that are approved by CG) controlled by Kissei in accordance with Section 9.6 (Patent Filing, Prosecution, Maintenance and Strategy) above, or (iii) if Kissei acquires or is acquired by a Third Party already engaged in a Challenge at the time of such acquisition; provided, that neither Kissei nor any of its Affiliates (as in existence immediately prior to such acquisition), directly or indirectly, assists or supports such Third Party in any manner with respect to such Challenge. Further, for the avoidance of doubt, CG may not terminate the Agreement if Kissei or its Affiliate or sublicensee is required by legal process to be joined as a party in such proceedings by a Third Party.

14.5 Termination at Will. Kissei shall also have the right to terminate this Agreement at will in its entirety, or with respect to a particular Product, in its sole discretion, any time after the [***] of the Effective Date by providing [***] written notice to CG.

14.6 Termination for Catastrophic Breach. If CG commits an incurable Catastrophic Breach of this Agreement, Kissei shall have the right to terminate the entire Agreement on [***] written notice. If Kissei fails to provide such written termination notice within [***] from the date when Kissei learns of the Catastrophic Breach, then Kissei’s termination under this Section 14.6 (Termination for Catastrophic Breach) will be deemed waived for such Catastrophic Breach. For purposes of this Agreement, “Catastrophic Breach” means a material breach of this Agreement by CG caused solely by CG’s willful and malicious misconduct that results in substantial and irreparable harm to the commercial value of the Product in the Territory.

14.7 Effects of Termination.

14.7.1 Effects of Termination in General.

(a) Accrued Rights and Obligations. Expiration or termination of this Agreement in its entirety, or with respect to a particular Product, for any reason shall not release either Party hereto from any liability which, as of the effective date of such expiration or termination, had already accrued to the other Party or which is attributable to a period prior to such termination, nor preclude either Party from pursuing any rights and remedies it may have hereunder or at law or in equity which accrued or are based upon any event occurring prior to the effective date of such expiration or termination.

(b) Termination of Licenses. Upon termination of this Agreement:

(i) with respect to a particular Product by either Party pursuant to Section 14.2 (Termination by Either Party for Material Breach) or by Kissei pursuant to Section 14.5 (Termination at Will) all licenses under this Agreement with respect to such Product, the Collaboration Compound contained therein and the Companion Diagnostic thereto (other than the licenses set forth in Sections 4.1.3 (Collaboration IP), 4.1.2 (Companion Diagnostics), 4.2.1 (Collaboration IP) and 4.2.4 (Residuals)) shall terminate, and the provisions of Section 4.3 (Exclusivity) shall terminate solely with respect to such Product, the Collaboration Compound contained therein, the Companion Diagnostic thereto or the Indication to which such Product is directed (if there are no other exclusive licenses to any Product directed to such Indication is then in effect), in each case, as of the effective date of such termination;

(ii) in its entirety by either Party pursuant to Section 14.2 (Termination by Either Party for Material Breach), 14.3 (Termination by Either Party for Insolvency or Bankruptcy) or 14.4 (Termination for Patent Challenge) all licenses under this Agreement (other than the licenses set forth in Sections 4.1.3 (Collaboration IP), 4.1.2 (Companion Diagnostics), 4.2.1 (Collaboration IP) and 4.2.4 (Residuals)) shall terminate as of the effective date of such termination;

(iii) in its entirety by Kissei pursuant to Section 14.6 (Termination for Catastrophic Breach) all licenses granted to Kissei under Section 4.1 (License Grants to Kissei) shall become royalty-free, fully paid-up licenses, and Kissei shall have the right to negotiate directly with CG’s then-existing CMO(s), including Fuji Film, an agreement for the manufacture or and supply of the Collaboration Compound and Product independent of, and without any financial obligation to, CG.

(iv) with respect to the last Product by Kissei pursuant to Section 14.5 (Termination at Will) (i.e., there are no other exclusive licenses to any Product in effect), or in its entirety pursuant to Section 14.2 (Termination by Either Party for Material Breach) or 14.3 (Termination by Either Party for Insolvency or Bankruptcy), all licenses under this Agreement (other than the licenses set forth in Sections 4.1.3 (Collaboration IP), 4.1.2 (Companion Diagnostics), 4.2.1 (Collaboration IP) and 4.2.4 (Residuals)) shall terminate as of the effective date of such termination; and

(v) for clarity, from and after the effective date of termination of this Agreement with respect to a Product, such Product shall be excluded from the definition of Product for all purposes of this Agreement (except as required to implement the provisions of this Article 14 (Term; Termination) with respect to such Product).

(c) Continuation of Sublicenses. Upon termination by CG of this Agreement with respect to a particular Product under Section 14.2 (Termination by Either Party for Material Breach), any existing, permitted sublicense granted by Kissei under this Agreement with respect to such Product may, in CG’s sole discretion, continue in full force and effect, provided, that the permitted sublicensee did not cause the breach that gave rise to a termination under Section 14.2 (Termination by Either Party for Material Breach) and agrees to be bound by all the terms and conditions of this Agreement that are applicable to such permitted sublicensee including rendering directly to CG all payments and other obligations due to CG related to such sublicense (including all event payments and royalty payments) that would have been owed by Kissei if not for such termination and granting rights and licenses to CG of the same scope as set forth in Section 4.2 (License Grants to CG) with respect to the intellectual property rights of such sublicensee; provided further CG is not obligated to assume any obligations under such sublicense that are greater or more adverse to CG than the obligations contained within this Agreement.

(d) Return of Confidential Information. It is understood and agreed, that each Party shall have a continuing right to use Confidential Information of the other Party under any surviving licenses pursuant to Article 4 (Licenses and Rights) and/or Section 14.7 (Effects of Termination). Subject to the foregoing, following expiry or any early termination of this Agreement, the Party that has Confidential Information of the other Party shall destroy (at such Party’s written request) all such Confidential Information in its possession as of the effective date of expiration or termination (with the exception of one copy of such Confidential Information, which may be retained by the legal department of the Party that received such Confidential Information to confirm compliance with the non-use and non-disclosure provisions of this Agreement), and any Confidential Information of the other Party contained in its laboratory notebooks or databases, provided, that notwithstanding the foregoing, each Party may retain and continue to use the Confidential Information of the other Party solely to the extent necessary to exercise any surviving rights, licenses or obligations under this Agreement.

(e) Inventory at Termination. Upon termination of this Agreement after Marketing Approval is obtained for one or more Products, Kissei and its permitted sublicensee shall have the right to sell all inventory of any such approved Products in all countries in the Territory then in its stock (or dispose of all inventory of any Product then in its stock that may not be sold as reasonably determined by Kissei, including for expired shelf-life), subject to the applicable royalty payments due under this Agreement, and any other applicable provisions of this Agreement, and CG covenants not to sue Kissei or its permitted sublicensee for infringement under any of the Patents that were licensed by CG to Kissei immediately prior to such termination with respect to such activities conducted by Kissei or its permitted sublicensee pursuant to this Section 14.7.1(e) (Inventory at Termination).

(f) Survival. In addition to any provisions specified in this Agreement as surviving under the applicable circumstances, the provisions of Article 1 (Definitions), 10 (Confidentiality), 11 (Publicity; Publications; Use of Name), 15 (Dispute Resolution) and 16

(Miscellaneous) and Sections 2.5.2 (Development Records), 4.1.3 (Collaboration IP), 4.1.4 (Sublicenses), 4.2.1 (Collaboration IP), 4.2.4 (Residuals), 4.2.5 (Sublicenses), 4.4 (No Other Rights, Retained Rights), 4.5 (Interpretation), 5.3.4 (No Warranty), 9.1 (Intellectual Property; Ownership), 9.2 (Kissei), 9.3.2 (Inventorship; CREATE Act), 9.4 (Ownership; Collaboration IP; Rights of Joint Owners), 9.5 (Rights of Joint Owners), 12.1 (Mutual Representations and Warranties), 12.3 (CG Covenants and Additional Representations and Warranties), 12.4 (Disclaimers), 13.1 (Indemnification), 13.2 (Procedure), 13.4 (Limitation of Damages), 14.1 (Term) (solely with respect to the last sentence thereof) and 14.7 (Effects of Termination) shall survive any termination or expiration of this Agreement; provided, that, with respect to Sections 12.1 (Mutual Representations and Warranties), 12.3 (CG Additional Representations and Warranties), 12.4 (Disclaimers), 13.1 (Indemnification), 13.2 (Procedure), 13.4 (Limitation of Damages), 14.1 (Term), only with respect to those claims that arise from the acts or omissions of a Party prior to the effective date of termination or expiration. In addition, the applicable provisions of Articles 7 (Financial Terms) and 8 (Payment Terms; Reports; Audits) shall survive with respect to any outstanding unpaid amounts that accrued prior to the effective date of any termination or expiration of this Agreement (or any amounts owed as a result of the continuing payment obligations addressed in Section 14.7.1(b) (Accrued Rights and Obligations) or 14.7.1(f) (Inventory at Termination), if and as applicable).

ARTICLE 15

DISPUTE RESOLUTION

15.1 Disputes. CG and Kissei recognize that a dispute, controversy or claim of any nature whatsoever arising out of or relating to this Agreement, or the breach, termination or invalidity thereof, (each, a “Dispute”) may from time to time arise during the Term. Unless otherwise specifically recited in this Agreement (including Section 3.6 (JDC Decision-Making)), such Disputes between CG and Kissei will be resolved as recited in this Article 15 (Dispute Resolution). In the event of the occurrence of such a Dispute, the Parties shall first refer such Dispute to their respective Alliance Managers for attempted resolution by such Alliance Managers within [***] after such referral. If such Dispute is not resolved within such [***] period by the Alliance Managers, either CG and Kissei may, by written notice to the other, have such Dispute referred to their respective officers designated below, or their respective designees, for attempted resolution by within [***] after such notice is received. Such designated officers are as follows:

[For Kissei: President, Chief Operating Officer]

[For CG: Chief Executive Officer]

In the event the designated officers, or their respective designees, are not able to resolve such dispute within [***] of such other Party’s receipt of such written notice, then, unless otherwise expressly set forth herein (including in the subsequent paragraph of this Section 15.1 (Disputes) or in Section 3.6.2 (Escalation)) either Party may initiate the dispute resolution procedures set forth in Section 15.2 (Arbitration).

Notwithstanding the foregoing, Disputes shall not include any disagreements solely about decisions for which one Party has final decision-making authority under this Agreement, including under Article 3 (Governance).

15.2 Arbitration.

15.2.1 Rules. Except as otherwise expressly provided in this Agreement (including under Section 15.3 (Subject Matter Exclusions)), the Parties agree that any Dispute not resolved internally by the Parties pursuant to Section 15.1 (Disputes) shall be resolved through binding arbitration administered by International Chamber of Commerce (ICC) in accordance with its ICC Rules of Arbitration (for purposes of this Article 15 (Dispute Resolution), the “Rules”), except as modified in this Agreement, applying the substantive law specified in Section 16.1 (Applicable Law).

15.2.2 Arbitrators; Location. Arbitration proceedings will be held in Singapore. Each Party shall select one (1) arbitrator, and the two (2) arbitrators so selected shall choose a third arbitrator. All three (3) arbitrators shall serve as neutrals and have at least [***] of (a) dispute resolution experience (including judicial experience) and/or (b) legal or business experience in the biotech or pharmaceutical industry. In any event, at least one (1) arbitrator shall satisfy the foregoing experience requirement under clause (b). If a Party fails to nominate its arbitrator, or if the Parties’ arbitrators cannot agree on the third, the necessary appointments shall be made in accordance with the Rules. Once appointed by a Party, such Party shall have no ex parte communication with its appointed arbitrator. The arbitration proceedings and all pleadings and written evidence shall be in the English language. Any written evidence originally in another language shall be submitted in English translation accompanied by the original or a true copy thereof.

15.2.3 Procedures; Awards. Each Party agrees to use reasonable efforts to make all of its current employees available, if reasonably needed, and agrees that the arbitrators may determine any person as necessary. The arbitrators shall be instructed and required to render a written, binding, non-appealable resolution and award on each issue that clearly states the basis upon which such resolution and award is made. The written resolution and award shall be delivered to the Parties as expeditiously as possible, but in no event more than [***] after conclusion of the hearing, unless otherwise agreed by the Parties. Judgment upon such award may be entered in any competent court or application may be made to any competent court for judicial acceptance of such an award and order for enforcement. Each Party agrees that, notwithstanding any provision of Applicable Law or of this Agreement, it will not request, and the arbitrators shall have no authority to award, punitive or exemplary damages against any Party.

15.2.4 Costs. The prevailing Party, as determined by the arbitrators, shall be entitled to (a) its share of fees and expenses of the arbitrators and (b) its attorneys’ fees and any and all associated costs and expenses. In determining which Party “prevailed,” the arbitrators shall consider (i) the significance, including the financial impact, of the claims prevailed upon and (ii) the scope of claims prevailed upon, in comparison to the total scope of the claims at issue. If the arbitrators determine that, given the scope of the arbitration, neither Party “prevailed,” the arbitrators shall order that the Parties (1) share equally the fees and expenses of the arbitrators and (2) bear their own attorneys’ fees and associated costs and expenses.

15.2.5 Interim Equitable Relief. Notwithstanding anything to the contrary in this Section 15.2 (Arbitration), in the event that a Party reasonably requires relief on a more expedited basis than would be possible pursuant to the procedure set forth in this Article 15 (Dispute Resolution), such Party may seek a temporary injunction or other interim equitable relief in a court of competent jurisdiction pending the ability of the arbitrators to review the decision under this Section 15.2 (Arbitration). Such court shall have no jurisdiction or ability to resolve Disputes beyond the specific issue of temporary injunction or other interim equitable relief.

15.2.6 Protective Orders; Arbitrability. At the request of either Party, the arbitrator shall enter an appropriate protective order to maintain the confidentiality of information produced or exchanged in the course of the arbitration proceedings. The arbitrators shall have the power to decide all questions of arbitrability.

15.3 Subject Matter Exclusions. Notwithstanding the provisions of Section 15.2 (Arbitration), any Dispute not resolved internally by the Parties pursuant to Section 15.1 (Disputes) that involves the validity, infringement or enforceability of a Patent included in a license granted in this Agreement (a) that is issued in the United States shall be subject to actions before the United States Patent and Trademark Office and/or submitted exclusively to the federal court located in the jurisdiction of the district where any of the defendants resides; and (b) that is issued in any other country shall be brought before an appropriate regulatory or administrative body or court in that country, and the Parties hereby consent to the jurisdiction and venue of such courts and bodies solely for such purpose.

15.4 Continued Performance. Provided that this Agreement has not terminated, the Parties agree to continue performing under this Agreement in accordance with its provisions, pending the final resolution of any Dispute.

ARTICLE 16

MISCELLANEOUS

16.1 Applicable Law. This Agreement (including the arbitration provisions of Section 15.2 (Arbitration)) shall be governed by and interpreted in accordance with the laws of the State of Delaware, without reference to the principles of conflicts of laws. The United Nations Convention on Contracts for the International Sale of Goods shall not apply to the transactions contemplated by this Agreement.

16.2 Notices. Except as otherwise expressly provided in the Agreement, any notice required under this Agreement shall be in writing and shall specifically refer to this Agreement. Notices shall be sent via one of the following means and will be effective (a) on the date of delivery, if delivered in person; (b) on the date of receipt, if sent by a facsimile (with delivery confirmed); or (c) on the date of receipt, if sent by private express courier or by first class certified mail, return receipt requested. Any notice sent via facsimile shall be followed by a copy of such notice by private express courier or by first class mail. Notices shall be sent to the other Party at the addresses set forth below. Either Party may change its addresses for purposes of this Section 16.2 (Notices) by sending written notice to the other Party.

If to Kissei:

Senior Director, Business Development & Licensing

Kissei Pharmaceutical Co., Ltd.

1-8-9 Nihonbashi, Muromachi, Chuo-Ku, Tokyo 103-0022, Japan

with required copies (which shall not constitute notice) to:

Senior Director, Legal

Kissei Pharmaceutical Co., Ltd.

19-48, Yoshino, Matsumoto-City, Nagano-Prefecture 399-8710, Japan

If to CG:

Vice President, Business Development

400 Irvine Spectrum Center Dr.

Suite 2040 Irvine, CA 92618

with required copies (which shall not constitute notice) to:

Wilson Sonsini Goodrich & Rosati, P.C.

Attn: John E. Wehrli, Esq.

12235 El Camino Real, Suite 200

California, U.S.A. 92130

16.3 Assignment. Neither Party may assign or otherwise transfer, in whole or in part, this Agreement without the prior written consent of the non-assigning Party, such approval not to be unreasonably withheld or delayed. Notwithstanding the foregoing, either Party may assign this Agreement to (i) an Affiliate; provided that, unless such Affiliate controls (as defined in Section 1.2 (Affiliate)) such Party, such Party shall remain responsible for such Affiliate’s performance hereunder or (ii) any purchaser of all or substantially all of the business or assets of such Party to which this Agreement applies, or of all of its capital stock, or to any successor corporation or entity resulting from any merger or consolidation of such Party with or into such corporation or entity, provided, that the party to which this Agreement is assigned expressly agrees in writing to assume and be bound by all obligations of the assigning Party under this Agreement. A copy of such written agreement by such assignee shall be provided to the non-assigning Party within [***] of execution of such written agreement. Subject to the foregoing, this Agreement will benefit and bind the Parties’ successors and assigns.

16.4 Independent Contractors. The Parties hereto are independent contractors and nothing contained in this Agreement shall be deemed or construed to create a partnership, joint venture, employment, franchise, agency or fiduciary relationship between the Parties.

16.5 Integration. This Agreement, together with the Clinical Supply Agreement, Commercial Supply Agreement, Quality Agreement, Pharmacovigilance Agreement, and Stock Purchase Agreement, constitutes the entire agreement between the Parties relating to the subject matter of this Agreement and supersedes all previous oral and written communications between the Parties with respect to the subject matter of this Agreement (including term sheets exchanged by and between CG and Kissei with respect to this Agreement) and the CDA.

16.6 Amendment; Waiver. Except as otherwise expressly provided herein, no alteration of or modification to this Agreement shall be effective unless made in writing and executed by an authorized representative of both Parties. No course of dealing or failing of either Party to strictly enforce any term, right or condition of this Agreement in any instance shall be construed as a general waiver or relinquishment of such term, right or condition. The observance of any provision of this Agreement may be waived (either generally or any given instance and either retroactively or prospectively) only with the written consent of the Party granting such waiver.

16.7 Further Assurance. Each Party shall and shall use all reasonable endeavors to procure that any necessary Third Party shall promptly execute and deliver such further documents and do such further acts as may be required for the purpose of giving full effect to the express terms of this Agreement.

16.8 Severability. The Parties do not intend to violate any public policy or statutory or common law. However, if any sentence, paragraph, clause or combination or part thereof of this Agreement is in violation of any law or is found to be otherwise invalid or unenforceable, such sentence, paragraph, clause or combination or part of the same shall be deleted and the remainder of this Agreement shall remain binding and the Parties will negotiate a valid and enforceable replacement provision for such sentence, paragraph, clause or combination or part thereof of this Agreement, which conforms as nearly as possible with the original intent of the Parties.

16.9 No Third Party Rights. Except for the rights to indemnification provided for certain Third Parties as specified in Article 13 (Indemnification) and as otherwise expressly set forth herein, the Parties do not intend that any term of this Agreement should be enforceable by any Person who is not a Party and all rights, benefits and remedies under this Agreement are solely intended for the benefit of CG and its Affiliates and Kissei and its Affiliates, and except for such rights to indemnification expressly provided pursuant to Article 13 (Indemnification), no Third Party shall have any rights whatsoever to (a) enforce any obligation contained in this Agreement, (b) seek a benefit or remedy for any breach of this Agreement, or (c) take any other action relating to this Agreement under any legal theory, including, actions in contract, tort (including negligence, gross negligence and strict liability), or as a defense, setoff or counterclaim to any action or claim brought or made by either Party.

16.10 Construction. The Parties mutually acknowledge that they and their attorneys have participated in the negotiation and preparation of this Agreement. Ambiguities, if any, in this Agreement shall not be construed against any Party, irrespective of which Party may be deemed to have drafted this Agreement or authorized the ambiguous provision.

16.11 Original Text. This text of this Agreement in the English language shall be the original text, and any text in another language, even if such a text is made by translation of the text in English language or prepared by any of the parties hereto for the purpose of its own convenience, shall have no meaning for any purpose between the parties hereto.

16.12 Interpretation. The captions and headings to this Agreement are for convenience only, and are to be of no force or effect in construing or interpreting any of the provisions of this Agreement. To the extent there exists any discrepancy between any internal, alphabetical or numerical cross-reference to a Section, Article or Schedule of this Agreement and the parenthetical immediately following such cross-reference, the parenthetical shall govern. Unless context otherwise clearly requires, whenever used in this Agreement: (a) the words “include” or “including” shall be construed as incorporating “but not limited to” or “without limitation”; (b) the words “hereof,” “herein,” “hereby” and derivative or similar words refer to this Agreement, including the Schedules; (c) the word “law” or “laws” means any applicable, legally binding statute, ordinance, resolution, regulation, code, guideline, rule, order, decree, judgment, injunction, mandate or other legally binding requirement of a governmental authority (including a court, tribunal, agency, legislative body or other instrumentality of any (i) government or country or territory, (ii) any state, province, county, city or other political subdivision thereof, or (iii) any supranational body); (d) all references to the word “will” are interchangeable with the word “shall” and shall be understood to be imperative or mandatory in nature; (e) all references to “sublicensees” shall include all sublicensees of sublicensees through multiple tiers of sublicensing; (f) the singular shall include the plural and vice versa; and (g) the word “or” has the inclusive meaning represented by the phrase “and/or”. All references to days, months, quarters or years are references to calendar days, calendar months, calendar quarters, or calendar years. Unless otherwise provided herein, whenever any matter hereunder requires consent or approval, such consent shall not be unreasonably withheld or delayed.

16.13 Counterparts. This Agreement may be executed in two or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument. For purposes hereof, a facsimile copy, or email with attached pdf copy, of this Agreement, including the signature pages hereto, will be deemed to be an original.

[Signature page follows – the rest of this page intentionally left blank.]

IN WITNESS WHEREOF, CG and Kissei have executed this Agreement by their respective officers hereunto duly authorized, on the Effective Date.

CG ONCOLOGY, INC.		KISSEI PHARMACEUTICAL CO., LTD.

By:	/s/ Arthur Kuan	By:	/s/ Mutsuo Kanzawa
Name:	Arthur Kuan	Name:	Mutsuo Kanzawa
Title:	Chief Executive Officer	Title:	Chairman and Chief Executive Officer

SCHEDULE 1.13

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SCHEDULE 1.35

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SCHEDULE 1.36

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SCHEDULE 1.74

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SCHEDULE 2.1

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SCHEDULE 7.4.3(C)

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SCHEDULE 12.3(G)

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